UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
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Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska   99503-6091

April 29, 2014

LETTER FROM THE BOARD OF DIRECTORS TO SHAREHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Dear Fellow Shareholders,

We are pleased to invite you to attend the 2013 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc. (“Alaska Communications” or the “Company”). The meeting will be held on June 10, 2014 at 8:30 a.m. (Alaska Time) at the Z.J. Loussac Library, Public Conference Room, 3600 Denali Street, Anchorage, Alaska.

We value your support and are interested in your comments. We encourage you to share your opinions, interests and concerns, and invite you to write to us with your comments and suggestions at the address above.

Alaska Communications has a long-standing, deep investment in Alaska. We are a leading provider of broadband solutions for businesses and consumers in Alaska. The largest portion of our employees live and work in Alaska, proudly serving their friends, families and neighbors.

As stewards of your Company, we are focused on achieving long-term performance and creating value for our shareholders. We believe this is accomplished through strong business strategies, prudent risk management, and attention to our leadership talent and succession planning.

We are pleased with our performance in 2013. The Company generated strong growth in business and wholesale revenues, driven by continued performance in our broadband products. We delivered significant value through debt reductions during the year.

We have negotiated a three year employment arrangement with Anand Vadapalli to secure strong, stable leadership as we execute our business plan. We welcomed two new members to the executive team to expand the managed services area of our business and to build on our sales momentum serving business customers.

We are excited to share the outcome of the actions we have taken in 2013 in the following proxy statement. Your vote is very important. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to cast your vote as soon as possible by Internet, telephone or mail. We look forward to seeing you at the meeting.

Sincerely,

The Board of Directors of Alaska Communications Systems Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Time and Date:	8:30 a.m. Alaska time, on Tuesday, June 10, 2014

Place:	Z.J. Loussac Library
Public Conference Room
3600 Denali Street
Anchorage, AK 99503-6091

You can find directions to the Annual Meeting location on page 65.

Items of Business:	(1)	Elect the following directors:

		Edward (Ned) J. Hayes, Jr.	David W. Karp

		Anand Vadapalli	Brian A. Ross

		Peter D. Ley	Margaret L. Brown

		John Niles Wanamaker	Carol G. Mills

	(2)	To hold an advisory vote to approve executive compensation;

	(3)	To approve the Amended and Restated Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan;

	(4)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

	(5)	To consider any other business properly brought before the meeting or any adjournment or postponement.

Record Date: You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 11, 2014. You have one vote at the Annual Meeting for each share of the Company’s common stock held on the Record Date. At the close of business on the Record Date, there were 49,377,244 outstanding shares of our common stock.

Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if a shareholder makes a written comment on the proxy card, otherwise communicates his or her vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

By Order of the Board of Directors

Leonard Steinberg
Sr. Vice President, Legal, Regulatory, and Government Affairs and Corporate Secretary

GENERAL INFORMATION ABOUT THE MEETING

Voting Your Proxy

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders to be held on June 10, 2014: Our 2014 Proxy Statement and Annual Report for the year ended December 31, 2013 are available free of charge on our investor relations website at www.alsk.com and at www.proxydocs.com/alsk.

This proxy statement or a Notice of Internet Availability of Proxy Materials is first being sent on or about April 29, 2014. We will also provide access to our proxy materials over the Internet, beginning on April 29, 2014, for the holders of record and beneficial owners of our common stock as of the close of business on April 11, 2014, the Record Date.

There are four ways shareholders may vote:

1.	By Internet: go to www.proxypush.com/alsk;

2.	By toll-free telephone: call 866-390-5401;

3.	By mail: (if you receive a paper copy of the proxy materials and wish to vote by mail); mark, sign, date and promptly mail the proxy card in the postage-paid envelope that accompanied the proxy card.

4.	In person at the Annual Meeting of Shareholders: If your shares are held through a broker, bank or other nominee (held in street name), and you want to vote in person at the Annual Meeting, you must obtain a valid “legal proxy”, executed in your favor, from your broker, bank or other nominee before the Annual Meeting and bring it to the Annual Meeting with you. Directions to the Annual Meeting are on page 65 of this proxy statement.

Whichever method you select to transmit your instructions, the named proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Alaska Communications Board of Directors (“Board”) for each proposal.

Revocation of Proxy

You may revoke your proxy before it is voted at the Annual Meeting by filing a written notice of revocation dated after the date you voted your original proxy; and either:

—	submitting a duly executed proxy for the same shares of common stock bearing a later date than the original proxy, which must be received by the Company at the address listed below no later than 5:00 p.m. Alaska time on June 9, 2014; or

—	obtaining a valid legal proxy from your broker, bank or other nominee, as instructed above under the section heading “Voting Your Proxy” and attending the Annual Meeting and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Sr. Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, 600 Telephone Avenue MS65, Anchorage, Alaska 99503-6091.

SUMMARY INFORMATION

This Proxy Statement provides information concerning the identity and qualifications of the Company’s directors and executive officers, their compensation, the Company’s 2013 financial performance, and the proposals that you, our shareholders, are being asked to vote on. To assist you in reviewing the proposals, we would like to call to your attention the following information about our performance, Board and officers. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete proxy statement.

We have included certain information in this proxy statement that contains “forward-looking statements,” as that term is defined under U.S. securities laws. These forward-looking statements are statements that are not historical facts and may include financial projections, estimates of the impacts of proposals or other descriptions of plans, objectives or intentions that are based on management’s belief, as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee and are subject to a number of risks, uncertainties and other factors, many of which are outside of management’s control. Actual Company results, including compensation plans and arrangements that may be used in the future, may vary from those we currently use or expect to use in the future.

Business and Financial Highlights for 2013

We are pleased with the Company’s performance in 2013, and the Board believes that the executive team, led by our Chief Executive Officer (“CEO”), has performed well in a challenging and competitive market. There was strong growth in business and wholesale revenues driven by continued performance in our broadband products.

The following are highlights of 2013:

—	In March, we became the first company in Alaska and second in the U.S. to be recognized by the Metro Ethernet Forum as offering certified Carrier Ethernet 2.0 (CE 2.0) services. This certification means we meet the international standards for our business Ethernet services, which sets us apart from our competition.

—	In 2012 we announced our intention to combine our wireless network with that of General Communication, Inc. (“GCI”). In July of 2013, we completed the transaction to form The Alaska Wireless Network, LLC (“AWN”). AWN’s network covers more of Alaska’s population than any other wireless provider’s network, allowing us to compete more effectively in the retail wireless market.

—	As a result of the AWN transaction, we were able to make significant headway in 2013 toward our ongoing goal to reduce the Company’s overall level of debt.

—	Additionally, we will receive preferred distributions over the first four years of AWN, giving us a higher degree of stability in our wireless free cash flow than we otherwise would have expected to generate as a standalone wireless operator.

—	We maintained continued strength and growth in broadband revenues for the second year in a row, and are one of the industry leaders in achieving growth for these services.

—	We launched our Fiber to the Node project deploying new and upgraded nodes covering a large segment of businesses in Anchorage, which we believe will serve to fuel further growth.

—	We added two senior executives in 2013 to lead the Company in growing managed services for our business market segment, and to build on our sales team’s momentum and drive top line growth.

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Our progress and accomplishments can be seen in our financial results in the following areas:

—	Revenue was $348.9 million, Adjusted EBITDA[1] was $106.5 million, and Free Cash Flow[2] was $22 million.

—	We made $99.6 million in debt payments and repurchased $6 million of selected outstanding convertible notes for shares of common stock.

—	Total service revenue growth was 2.9% over 2012, led by broadband revenue that increased by 18.6% over 2012.

¡	Business Broadband connections increased from 18,718 in 2012 to 19,285 in 2013.

¡	Business average revenue per user (“ARPU”) grew from $152.09 in 2012 to $175.34 in 2013.

—	Consumer broadband connections and ARPU also increased over 2012.

¡	Consumer broadband connections increased from 36,576 in 2012 to 38,677 in 2013.

¡	Consumer ARPU grew from $42.46 in 2012 to $48.92 in 2013.

—	As expected, other areas of wireless revenue were affected by the AWN transaction. We believe we have reduced our risk to future declining wireless, roaming, Competitive Eligible Telecommunications Carriers (“CETC”) and high cost support revenues from the entrance of Verizon Wireless into the Alaska market and the changes in federal programs by forming AWN, which will distribute to the Company a more stable dividend stream.

Management and the Board are committed to executing our business plan that we believe will generate value for shareholders by reducing debt and generating long-term growth by focusing on broadband services for business customers.

2013 Executive Compensation Highlights

The Compensation and Personnel Committee (“Compensation Committee”) has responsibility for oversight of the Company’s executive compensation. They have established a compensation program that supports achievement of the goals set forth in our business plan, aligns pay with performance, and creates incentives that reward responsible risk-taking. A more in-depth discussion of the Company’s executive compensation program can be found in the Compensation Discussion and Analysis beginning on page 21.

The following are highlights of the 2013 compensation program:

—	Performance targets focus on a combination of financial goals, with annual cash incentives targeting Adjusted EBITDA and adjusted wireline revenue, and long-term performance awards encouraging reduction of the Company’s Leverage[3].

1  Adjusted EBITDA for purposes of calculating incentive compensation is calculated as reported by the Company in its quarterly report on Form 10-Q and annual report on Form 10-K filed with the SEC. This Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure, and our measurement of Adjusted EBITDA may differ from other companies. For a reconciliation of Adjusted EBITDA to the GAAP measure of net income, please refer to the discussion under the heading “Non-GAAP Financial Measures” at pages 49-50 in our annual report on Form 10-K for the year ended December 31, 2013.

2  Free cash flow is not a GAAP measure and may differ from other companies. For a reconciliation of free cash flow to the GAAP measure of net income, please refer to the discussion under the heading “Non-GAAP Financial Measures” at pages 49-50 in our annual report on Form 10-K for the year ended December 31, 2013.

3  The leverage ratio, or “Leverage” is the ratio of net debt to Adjusted EBITDA.

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—	Equity based long-term incentive awards for our executives were reduced and replaced in part with long-term performance cash compensation.

—	In recognition of the significant efforts required to close the AWN transaction, and to promote retention to continue the strength and growth in broadband performance, special long-term incentive awards were granted and tied to de-levering targets. These awards are payable over a three year period.

—	Base salaries were increased for all Named Executive Officers (“NEOs”) except for the CEO, in order to be more competitive with prevailing market rates, while annual cash incentive compensation was reduced as a percentage of base pay, in most cases reducing total target compensation, and in all cases keeping compensation generally consistent with median levels in our peer group.

—	Our CEO’s salary was not increased from 2012. Overall, a majority of his compensation is performance based.

The Compensation Committee continues to have confidence that our management team has fully and realistically assessed the short-term challenges and long-term opportunities available to the Company and is proactively making the changes necessary to support the organizational change that is occurring within the Company related to the AWN transaction.

Corporate Governance Highlights

—	Corporate Governance Principles and Guidelines, adopted by the Board and reviewed and updated as appropriate, provide a framework for effective governance of the Company. The full text can be found at www.alsk.com.

—	Board Leadership – An independent director, elected by independent directors, chairs the Board.

—	Director Independence - Seven out of eight of our director nominees qualify as independent directors in accordance with the Securities and Exchange Commission (“SEC”) and Nasdaq definitions of independence and the standards established in our Corporate Governance Principles and Guidelines. Only the CEO, as an officer and employee of the Company, is not an independent director. All members of the Board committees are independent directors.

—	Independent Director Meetings – The independent directors generally meet in executive session at the beginning and end of each regularly scheduled Board meeting.

—	Director Election – All directors stand for election annually.

—	Risk Oversight – The Board as a whole has ultimate responsibility for risk oversight, and exercises its oversight both by assessing the Company’s overall risk environment as a Board and through its standing committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter.

—	Code of Ethics - We have a Code of Ethics that is applicable to all employees of the Company including its officers and directors

—	Succession Planning – Annually, the Board conducts a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level.

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Compensation Governance Highlights

Following are highlights described in more detail in the Compensation Discussion and Analysis on page 21:

—	align NEO pay with Company performance;

—	balance short-term and long-term incentives;

—	minimum stock holding requirements for all NEOs;

—	Board is authorized to recoup incentive compensation;

—	no guaranteed or non-performance based bonuses or salary increases;

—	no tax reimbursements;

—	no single trigger change-of-control benefits;

—	no special executive retirement or benefit packages; and

—	no hedging of Company stock.

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Summary Proposals for Shareholder Consideration

Election of Directors (Proposal 1)

Important information about the qualifications and experience of each of the director nominees who you are being asked to elect is included in Proposal 1. The Nominating and Corporate Governance Committee (“Nominating Committee”) performs an annual assessment to ensure that your director nominees have the skills and experience to effectively oversee the Company. All of your directors have proven leadership, sound judgment, integrity and a commitment to the success of our Company.

Uncontested election of each director nominee is decided by a majority of the votes cast. Therefore, each of the eight director nominees must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on that director.

Advisory Vote on Executive Compensation (Proposal 2)

You are being asked to cast a non-binding, advisory vote on the compensation paid to the Company’s named executive officers as disclosed in this proxy statement beginning on page 21. We were pleased that, last year, approximately 86% of the votes cast (excluding broker non-votes and abstentions) supported our executive compensation program. Please see “Consideration of Last Year’s ‘Say on Pay’ Vote” in our Compensation Discussion and Analysis (“CD&A”) for a more detailed discussion.

For this advisory vote to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Approval for our Amended and Restated Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan. (Proposal 3)

Our 2011 Incentive Award Plan (“2011 Plan”) serves a critical role in attracting and motivating high caliber employees, directors, advisors and consultants that is essential to our future success. Our Board strongly urges you to read and carefully consider the information provided on our 2011 Plan and then to approve the material terms for performance awards under the 2011 Plan and additional shares for the 2011 Plan.

For this proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm (Proposal 4)

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm (“Independent Auditor”) for 2014. You are being asked to ratify the appointment of KPMG as our Independent Auditor.

For this proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of April 1, 2014 by:

—	each beneficial owner of more than 5% of our common stock;

—	each current director and director nominee;

—	each NEO; and

—	all of the directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

		Class-Common Stock
	Name of beneficial owner	Shares owned	Other beneficial ownership		Acquirable within 60 days		Total	Percent of class
Directors:
	Edward (Ned) J. Hayes, Jr.	105,496	-		-		105,496	*
	Anand Vadapalli	433,387	-		-		433,387	*
	Peter D. Ley	31,340	-		53,497	(1)	84,837	*
	John Niles Wanamaker	10,144	-		42,793	(1)	52,937	*
	David W. Karp	1,000	-		52,770	(1)	53,770	*
	Brian A. Ross	49,739	-		-		49,739	*
	Margaret L. Brown	-	-		41,609	(1)	41,609	*
	Carol G. Mills	13,165	-		-		13,165	*

Officers:
	Wayne P. Graham	96,985	-		-		96,985	*
	Leonard A. Steinberg	277,367	-		129,490	(2)	406,857	*
	David C. Eisenberg	33,597	-		-		33,597	*
	James R. Johnsen	82,457	413	(3)	-		82,867	*

	Total directors & executive officers as a group (15 persons)	1,223,336	413		320,159		1,543,908	3.13%

*    The percentage of shares beneficially owned does not exceed one percent (1%) of the class. Percentage of class is based on the number of shares outstanding as of April 1, 2014.

(1)	Includes deferred units and equivalents awarded as non-employee director compensation, which have been deferred until the director’s retirement from the Board.

(2)	Includes unvested restricted stock units (“RSUs”) that are subject to acceleration and vesting upon Mr. Steinberg’s retirement from the Company.

(3)	Includes shares indirectly held in a 401K plan.

To our knowledge, no person or entity is the beneficial owner of more than 5% of our Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require executive officers, directors, and owners of more than 10% of our common stock to file reports (Forms 3, 4 and 5) with the SEC and any stock exchange or trading system on which our securities are listed. These reports relate to the number of shares of our common stock that each such person owns, and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2013.

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PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently has eight members. Under our bylaws, the number of directors may be changed at any time by a resolution of the Board. In September of 2013, the Board appointed an additional director, Carol G. Mills. Each of the other seven current directors was elected at the 2013 Annual Meeting upon the recommendation of the Nominating Committee. The terms of all directors expire upon the election and qualification of the directors to be elected at the 2014 Annual Meeting of Shareholders. Each nominee is recommended for nomination by the Nominating Committee and the Board has nominated all eight of the current directors for election at the 2014 Annual Meeting to serve until the 2015 Annual Meeting and until their respective successors have been elected and qualified.

The nominees for director are: Edward (Ned) J. Hayes, Jr., Anand Vadapalli, Peter D. Ley, John Niles Wanamaker, David W. Karp, Brian A. Ross, Margaret L. Brown, and Carol G. Mills. Each of the nominees has consented to serve as a director if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute nominee designated by the Board, unless the Board chooses to reduce its own size. The Board has no reason to believe that any of the nominees will be unable or will decline to serve if elected.

Nominees for Director

Set forth below is certain information furnished to us by the director nominees. All of the nominees, with the exception of Mr. Vadapalli, qualify as independent directors in accordance with the SEC and Nasdaq definitions for independence and the standards established in our Corporate Governance Principles and Guidelines. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Alaska Communications.

The specific experience, qualifications, attributes and skills of each nominee that led to the nomination for director are noted below with each individual biography.

Nominated Directors and Their Business Experience

Edward (Ned) J. Hayes, Jr. Chairman of the Board of Directors Age: 58 Director Since: 2006 Elected Chairman April 2011 Alaska Communications Committees •Strategic Opportunities

Skills, Qualifications and Factors

• Extensive executive and financial management expertise, including as a CFO and in other senior financial management positions at large, publicly traded companies in the computer, broadband, communications and data storage industries;

• prior board experience as chair of audit committees; and

• an audit committee financial expert as that term is defined by Nasdaq and securities law.

Mr. Hayes is currently the senior vice president and chief financial officer (“CFO”) of Aviat Networks, Inc. (Nasdaq: AVNW) a leading company in wireless transmission and networking solutions for the mobile and non-mobile markets. He joined Aviat Networks in October of 2011 after serving as the CFO of Pillar Data Systems, Inc., a privately held enterprise data storage company. Prior to joining Pillar, Mr. Hayes served as executive vice president and CFO of Quantum Corporation (NYSE: QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum after serving as President and CEO of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as executive vice president and CFO at Telocity, Inc., and financial vice president and CFO in two of Lucent Technologies’ divisions, including the $20 billion global service provider business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. He has previously served as an independent director and chair of the audit committee of New Wave Research, Inc. and as an independent director of and chair of the audit committee of NPTest, Inc. Mr. Hayes currently serves as an advisor to the President and CEO of Super Micro Computer, Inc. (Nasdaq: SMCI) after having served the company as an independent director and chair of the audit committee. Mr. Hayes conducted his graduate studies in accounting and finance at New York University’s Stern Graduate School of Business and received his undergraduate degree from Colgate University in New York.

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Anand Vadapalli President and Chief Executive Officer Age: 48 Director Since: 2011

Skills, Qualifications and Factors

• Strategic vision and wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which our Company operates;

• extensive experience in the industry; and

• comprehensive knowledge of our Company’s many competitive challenges and opportunities.

Mr. Vadapalli was appointed by the Board, effective February 1, 2011, to serve as President and CEO of the Company. Prior to that, Mr. Vadapalli served as Executive Vice President and Chief Operations Officer (“COO”) of the Company beginning October 26, 2009, with responsibility for all operational facets of our business, including network operations, technology, sales and service. Mr. Vadapalli served as our Executive Vice President, Operations and Technology, from December 2008 until October 2009 and previously was our Senior Vice President, Network & Information Technology beginning in August 2006, when he joined the Company. Before joining us, Mr. Vadapalli had most recently served as vice president of information technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as executive vice president and chief information officer at Network Telephone Corporation, and from January 1996 through January 2003, he served in various positions at Broadwing / Cincinnati Bell, including as vice president, information technology. Mr. Vadapalli holds a BE in Mechanical Engineering from Osmania University in Hyderabad, India as well as a PGDM from the Indian Institute of Management in Calcutta, India. He currently serves as a member of the board of directors of Premera Blue Cross. In addition, Mr. Vadapalli is an active participant in industry associations, serving on the boards of both the Alaska Telephone Association and the USTelecom Association.

Peter D. Ley Director Age: 54 Director Since: 2008 Alaska Communications Committees • Audit (Chair) • Nominating and Corporate Governance •Strategic Opportunities

Skills, Qualifications and Factors

• Extensive executive, finance and communications industry experience;

• previous employment as a CFO of technology and telecommunications companies and as an investment banker; and

• an audit committee financial expert as that term is defined by Nasdaq and securities laws.

Mr. Ley is the CFO of Hargray Holdings, LLC, a provider of cable television and telecommunications services. Prior to joining Hargray in September 2012, Mr. Ley served as CFO of Connexion Technologies, an operator of residential communications networks for gated communities and high-rise towers. In April of 2012, Connexion filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Connexion in November 2007, Mr. Ley served for seven years as a managing director at Bank of America Securities, responsible for managing client relationships with the U.S. telecommunications industry. Prior to joining Bank of America, he served as CFO of Pennsylvania-based Commonwealth Telephone Enterprises, Inc. Mr. Ley has also served as an investment banker at Dominick & Dominick, Furman Selz, Robert Fleming, Morgan Grenfell and Salomon Brothers. Mr. Ley holds an MBA from Harvard University in Massachusetts and a BA from Dartmouth College in New Hampshire.

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John Niles Wanamaker Director Age: 45 Director Since: 2011 Alaska Communications Committees • Audit • Nominating and Corporate Governance •Strategic Opportunities (Chair)

Skills, Qualifications and Factors

• Extensive experience stewarding emerging technology-based ventures;

• success in finding profitable market positions for innovative technology companies;

• pervasive connections to the Alaska and Pacific Northwest business markets that are very valuable to the Company; and

• service as a community leader in Alaska, particularly in higher education.

Mr. Wanamaker has many years of professional board service to public, private and non-profit enterprises. He has made transformative contributions to companies across the development spectrum, from early-stage private ventures to mature public companies. Among these are chairing a university board of trustees during a time of leadership transition and participating in a successful initial public offering. Mr. Wanamaker is valued for his skill set in M&A, strategic planning, financing (from private, seed-stage to public debt), marketing, innovation, technology, intellectual property, and trendcasting. In addition to his advisory roles, Mr. Wanamaker has first-hand experience as an entrepreneur and early-stage investor, having founded six companies. His experience spans diverse industries, including communications, aerospace, security, imaging/mapping, geolocation, real estate development and angel investing. Mr. Wanamaker has consistently and successfully focused on the creation of value and the monetization of that value. He currently conducts an investment and consulting practice as a principal of Alaska Venture Partners, LLC. Mr. Wanamaker is a graduate of the University of Chicago, a Governance Fellow with the National Association of Corporate Directors (“NACD”) and a graduate of the Executive Program in Exponential Technologies at Singularity University.

David W. Karp Director Age: 47 Director Since: 2011 Alaska Communications Committees • Compensation and Personnel • Nominating and Corporate Governance (Chair)

Skills, Qualifications and Factors

• Services as leader of a service-based firm operating across Alaska;

• experience as the CEO of a business expanding into the contiguous 48 states;

• background in the Alaska tourism business and as a business buyer of the services that are key to the Company’s growth; and

• reputation as a motivational leader, manager and respected member of the Alaska community.

Mr. Karp is the president and CEO of Northern Aviation Services, Inc., a company that manages Northern Air Cargo, Inc. and Aloha Air Cargo, Inc. and operates a fleet of Boeing 737 and SAAB aircraft within the states of Alaska and Hawaii, the contiguous U.S. states, Canada and Mexico. Mr. Karp previously served as the vice president and COO of Anchorage-based Hawaiian Vacations for nearly seven years. Hawaiian Vacations transported approximately 50,000 vacationers between Alaska and Hawaii every year utilizing chartered Boeing 767 aircraft owned by Hawaiian Airlines. Before that, Mr. Karp served as the executive director of the Alaska Tourism Marketing Council, overseeing the cooperative tourism marketing efforts between the State of Alaska and over 1000 private sector tourism businesses. Mr. Karp also serves as a member of the Alaska Pacific University Board of Trustees. He is the past chair of the board for the Alaska Aviation Museum. Mr. Karp is a graduate of the University of Oregon, and he completed the Owner President Manager Program at the Harvard School of Business in March 2011. Mr. Karp is also a Governance Fellow with the NACD.

Brian A. Ross Director Age: 56 Director Since: 2011 Alaska Communications Committees • Audit • Compensation and Personnel (Chair)

Skills, Qualifications and Factors

• Extensive prior experience as a CFO and COO of a large regional telecommunications company providing services outside of Alaska;

• executive leadership in providing innovative technological solutions to advance education opportunities for students in the 21st century; and

• an audit committee financial expert as that term is defined by Nasdaq and securities laws.

Mr. Ross is an independent consultant. Until December 2012, Mr. Ross served as President and CEO of KnowledgeWorks, an educational non-profit that provides innovative methodologies to teachers, administrators and local community leaders that more effectively prepare students for college and 21st century careers. Prior to

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joining KnowledgeWorks, Mr. Ross had a successful 13-year tenure at Cincinnati Bell, where he served four years as CFO and two years as COO. He is a member of the board of Otelco, Inc. (Nasdaq: OTEL), Downtown Cincinnati, Inc. and Ursuline Academy. Mr. Ross holds a Bachelor of Arts degree in economics, mathematics and statistics from Miami University and a Master of Arts degree in statistics from the University of California.

Margaret L. Brown Director Age: 64 Director Since: 2012 Alaska Communications Committees • Compensation and Personnel • Nominating and Corporate Governance

Skills, Qualifications and Factors

• Experience as President and CEO of an Alaska Native Corporation with diverse operations including telecommunications among others;

• experience providing strategic guidance and development of business opportunities that resulted in significant growth; and

• a lifelong Alaskan and a recognized leader in the state.

Ms. Brown held the position of president and CEO of CIRI, an Alaska Native Regional Corporation, from 2005 to 2013. Ms. Brown also held several management positions within CIRI since joining in 1976. During her more than 35 years at CIRI, Ms. Brown led the corporation through significant growth by diversifying its interests across several industries crucial to Alaskans. Ms. Brown also worked with state and federal agencies, as well as the U.S. Congress, to help implement the Cook Inlet Land Exchange, widely considered one of the largest land exchanges in the nation’s history. Ms. Brown currently serves on several boards, including the Student Conservation Association, the National Museum of the American Indian, Commonwealth North and the Alaska Native Heritage Center. Ms. Brown is also a member of advisory boards for Alaska Airlines and the University of Alaska Anchorage Honors College. Her leadership in Alaska has been recognized with an Athena Award in 2012, the fDi Magazine business personality of the year award in 2008, and the Alaska Business Hall of Fame laureate honor in 2009. Ms. Brown holds a bachelor’s degree in biology from the University of Oregon and a master’s degree in business administration from the University of Colorado. She is also a Governance Fellow with the NACD. Ms. Brown is a lifelong Alaskan of Yup’ik descent and was raised in Takotna, a small village in central Alaska.

Carol G. Mills Director Age: 60 Director Since: 2013 Alaska Communications Committees • Compensation and Personnel • Strategic Opportunities

Skills, Qualifications and Factors

• Experience in public corporate governance;

• experience in compensation committee leadership for 30+ years; and

• served as CEO, senior vice president and general manager of various companies and business units.

Ms. Mills has been an independent consultant since February 2006. She is currently the Chair of the board of directors for Xactly Corporation, an enterprise software company specializing in incentive compensation. She also serves as a member of the board of directors for WhiteHat Security, an enterprise software provider of web application cyber-security solutions. She previously served as a member of the board of directors of Adobe Systems, Blue Coat Systems, Tekelec Corporation and Acta Technology. Prior to becoming an independent consultant, she spent over 25 years in numerous operating roles in information technology or networking companies including CEO for Acta Technology, CEO and general manager of $2-6 billion lines of business for Juniper Networks and Hewlett-Packard. Ms. Mills holds an MBA from Harvard University and BA degree in economics from Smith College.

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Corporate Governance

We maintain corporate governance policies and practices that reflect what the Board believes are “best practices,” as well as those required under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq. Our Corporate Governance Principles and Guidelines may be viewed or downloaded from our investor relations website at www.alsk.com.

The Board conducts a self-evaluation of its performance annually that includes a review of the Board’s composition, responsibilities, leadership, committee structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to that committee.

To help assure we practice the highest levels of business ethics, we have adopted a Code of Ethics that applies to all employees, including the CEO and President, the CFO, and directors. The Code of Ethics is posted on the Corporate Governance section of our website at www.alsk.com. We post amendments to or waivers from the provisions applicable to our executives on our website. You can also obtain a copy of our Code of Ethics by contacting our Corporate Secretary.

Board Independence

—	Our Board has determined that except for Mr. Vadapalli, our CEO and President, each of the other director nominees is an “independent director” as that term is defined under applicable SEC and Nasdaq rules.

—	No directors are former employees of the Company.

—	All members of the Audit, Compensation, Nominating and Strategic Opportunities Committees are independent directors.

—	Our presiding director and Board Chair, Edward J. (Ned) Hayes, Jr., is an independent director.

—	No directors received withhold/against votes of 50% or greater at the 2013 Annual Meeting.

—	Directors are required by our Corporate Governance Policy to immediately tender a resignation in the event of a conflict or change of circumstances that would interfere with their fiduciary duties owed to the Company.

Director Nomination Process

The Nominating Committee assesses all director candidates, whether submitted by management or a shareholder, and recommends nominees for election to the Board. Recommendations for election are based upon the factors described below under the heading: “Committees of the Board—Nominating and Corporate Governance Committee,” and in this section.

Each year, including in 2013, the Nominating Committee reviews eligible director candidates, based upon the factors described below. In 2013, the Board expanded by appointing one new director, Ms. Mills. Her nomination and appointment was based on her strong background, relevant business experience and particular expertise. The particular factors considered by the Nominating Committee in selecting Ms. Mills and the Board in nominating her for election by our shareholders at the 2014 Annual Meeting of Shareholders are described further below.

The Nominating Committee welcomes shareholder recommendations of director candidates. Shareholders may suggest candidates for consideration by the Nominating Committee by submitting their suggestions in writing to the Company’s Corporate Secretary. Shareholder nominations must comply with the requirements and procedures set out in the Company’s By-laws.

The Nominating Committee recommended and the Board determined to nominate each of the eight incumbent directors who have consented to stand for election at the 2014 Annual Meeting of Shareholders. The Nominating Committee and the Board concluded that each of these incumbent directors should be nominated based on the diversity and extent of their experience, qualifications, attributes and skills, as identified in the biographical information contained under the heading: “Nominated Directors and Their Business Experience,” above.

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Board Meetings and Committees; Annual Meeting Attendance

—	Full Board meetings held - 4

—	Independent directors only meetings held - 4

—	Audit Committee meetings held - 12

—	Compensation and Personnel Committee meetings held - 7

—	Nominating and Corporate Governance Committee meetings held - 4

—	Strategic Opportunities Committee meetings held - 7

All of the incumbent directors serving in 2013 attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served during the period he or she was serving on the Board and any applicable committee. While the Company has no formal policy regarding director attendance at the Annual Meeting of Shareholders, the Company encourages all directors to attend. All of the directors then serving attended the 2013 Annual Meeting of Shareholders.  .

Independent Director	Audit	Compensation & Personnel	Nominating & Corporate Governance	Strategic Opportunities

Edward J. (Ned) Hayes, Jr.
Peter D. Ley
Margie Brown
John N. Wanamaker
David Karp
Brian A. Ross
Carol Mills
= Committee chair = Committee member

Board Leadership Structure

Our Board’s independent leadership is strengthened by separation of the CEO and Board Chair functions. Our Board Chair is an independent director, Edward (Ned) J. Hayes, Jr. The Board has determined that its leadership structure is appropriate given its judgment that there are advantages to having a non-executive Board Chair to provide independent oversight and to engage in communications and relations between the Board, the CEO, and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and to facilitate a robust director, Board, and CEO evaluation process. The Board believes that because of this separated structure, the Board’s advisory and oversight roles are effectively focused on assisting the CEO and senior management in developing and adopting successful business strategies and risk management policies, and in making successful choices in management succession.

Succession Planning

Our Board is actively involved in talent management. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level.

In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

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Committees of the Board

Our Board has four committees: Audit, Compensation and Personnel, Nominating and Corporate Governance, and Strategic Opportunities.

Audit Committee

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling the Board’s oversight of the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports, and the independence and performance of the Company’s Independent Auditor. The Audit Committee also monitors and evaluates the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the risk assessment procedures as required.

The Audit Committee, in conjunction with the Board, has primary responsibility for oversight of the Company’s management of risks inherent in its financial reporting and financial controls, the options to mitigate such risks, and the Company’s approach to such risks. The Board retains oversight of the broader risks to the Company and its operations.

The Audit Committee operates pursuant to a written charter adopted by the Board, which is available at www.alsk.com. The Audit Committee consists of Mr. Ley (Chair), Mr. Ross and Mr. Wanamaker. The Board has determined that all of the members of the Audit Committee are independent directors, as defined by the applicable SEC and Nasdaq rules. Our Board has also determined that Mr. Ley and Mr. Ross are qualified as “audit committee financial experts” as defined under the Exchange Act. The Report of the Audit Committee is included in this proxy statement on page 60.

Compensation and Personnel Committee

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluate and establish director and executive officer compensation and performance requirements; (ii) approve equity and cash incentive programs for all employees of the Company; (iii) oversee succession planning for directors, executive officers and other management, as appropriate; and (iv) produce an annual executive compensation report to be included in the Company’s proxy statement.

The Compensation Committee operates pursuant to a written charter adopted by the Board and available at www.alsk.com. The Compensation Committee consists of Mr. Ross (Chair), Mr. Karp, Ms. Brown and Ms. Mills. The Board has determined that all of the members of the Compensation Committee are independent directors as defined by the applicable SEC and Nasdaq rules. The report of the Compensation Committee is included in this proxy statement, starting on page 36.

Nominating and Corporate Governance Committee

The Nominating Committee assists the Board in discharging its duties by identifying, assessing and recommending director nominees for the Board, and it also has primary responsibility for matters of corporate governance. The Nominating Committee is currently comprised of Mr. Karp (Chair), Mr. Ley, Mr. Wanamaker, and Ms. Brown. The Board has determined that all of the members of the Nominating Committee are independent directors, and the nominations of directors are in full compliance with the applicable SEC and Nasdaq rules.

For director nominations, the Nominating Committee does not require director candidates to meet any particular set of minimum qualifications other than those set forth in our By-laws regarding age, legal compliance, and validity of nomination and election. As referenced in our Corporate Governance Principles and Guidelines available at www.alsk.com, the Nominating Committee considers a wide variety of qualifications, attributes and other factors in evaluating director candidates. In assessing potential new directors, the Nominating Committee considers individuals from various disciplines and diverse backgrounds. The Nominating Committee reviews the

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suitability of each candidate in light of the Company’s needs for independence, expertise, experience, commitment, community ties, and other appropriate attributes. Some of the factors used in evaluating candidates include:

—	ethical character and integrity;

—	proven business judgment and competence;

—	professional skills or management experience in dealing with a large, complex organization or complex problems similar or complementary to those encountered by our Company;

—	knowledge of the Company’s various constituencies such as employees, customers, vendors, and the business community in Alaska;

—	expertise in particular areas such as technology, finance, or marketing;

—	strategic vision;

—	diversity of professional experience and viewpoints;

—	demonstrated ability to act independently and to represent the interests of all shareholders; and

—	willingness and ability to devote the necessary time to fulfill a director’s responsibilities to the Company and our shareholders.

Our shareholders may nominate candidates for director positions by timely submitting the candidate’s name, qualifications, and other information required in our By-laws, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska, 99503. The Nominating Committee applies the same criteria to its evaluation of shareholder-recommended candidates as it applies to other candidates. Except as required by applicable law, the Nominating Committee has no obligation to nominate shareholder-recommended candidates for election as a director.

Although the Nominating Committee does not have a specific diversity policy, it recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board as a whole. Accordingly, as part of its evaluation of each candidate, the Nominating Committee takes into account how that candidate’s background, experience, qualifications, and skills may complement, supplement or duplicate those of other prospective candidates. We believe a diverse group can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment.

The Nominating Committee specifically reviews the qualifications of each candidate for the Board, whether an incumbent or not, for his or her understanding of our business and the competitive environment in which we operate. In addition, factors evaluated for incumbent nominees include: attendance and participation at meetings of the Board and relevant Board committees, independence, and any ties to our Company. Prior to nomination, each candidate for election or re-election must consent to stand for election to the Board.

The Nominating Committee operates pursuant to a written charter adopted by the Board, which is available at www.alsk.com.

Strategic Opportunities Committee

The Strategic Opportunities Committee is appointed by the Board to assist in the review and assessment of the Company’s strategic direction, including reviewing potential acquisitions, strategic investments, and transactions related to the Company’s capital structure, mergers, and divestiture opportunities. The Strategic Opportunities Committee is currently comprised of Mr. Wanamaker (Chair), Mr. Ley, Mr. Hayes, and Ms. Mills. The Strategic Opportunities Committee has the authority to take certain actions on behalf of the Board as is set forth in the its charter, which is available at www.alsk.com.

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RISK OVERSIGHT

We believe the current leadership structure of the Board supports the risk oversight functions described below. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

—	Full Board: is actively involved in the oversight of the risks inherent in the operation of our Company’s lines of business and implementation of its business plans. The Board reviews the operation of the business and corporate functions and addresses the primary risks associated with the Company’s business. In addition, the Board reviews the risks associated with the Company’s business plans at its annual strategic planning session and periodically throughout the year as part of its continuing consideration of the tactical performance against this business plan. Finally, as part of the annual report preparation and filing, the Board performs a review of the Company’s risk profile and advises management on how best to reflect those concerns in the Company’s reporting. In 2013, management developed an Enterprise Risk Management program which operates to identify key risks within the Company. An Executive Risk Committee (“ERC”), made up of the CEO and senior vice presidents, oversees the program and provides periodic reporting to the Board on all areas of risk within the Company. The Board reviews the corporate risk profile and proposed risk management strategies from the ERC and provides insight and guidance on risk exposure.

—	Audit Committee: oversees the Company’s management of risks inherent in its financial reporting and financial controls, the options to mitigate such risks and the Company’s approach to such risks. The Company’s CFO reports to the Audit Committee on the Company’s business and financial risks. The Audit Committee assists management in identifying and evaluating risk management controls and methodologies to address identified risks.

—	Nominating Committee: establishes and reviews the Company’s Code of Ethics, monitors compliance with the Code of Ethics and also addresses risk by adopting appropriate rules for corporate governance and monitoring the Company’s compliance with our Corporate Governance Principles and Guidelines.

—	Compensation Committee: as described in more detail below under the heading “Analysis of Risk in Compensation Practices,” on page 37, considers the impact on the Company’s risk profile of the Company’s executive compensation program and the incentives created by the compensation awards that it administers. In addition, the Company regularly evaluates its compensation policies and procedures to determine whether they present a significant risk to the Company.

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DIRECTOR COMPENSATION

The current compensation program for independent directors is set to fairly compensate directors for work required for the Company while aligning directors’ interests with the long-term interests of our shareholders. The following table sets forth the aggregate dollar amount of all fees earned or paid in cash for services to our independent directors in 2013 and includes annual retainer fees, committee and chairmanship fees, and fees for Board or committee meetings.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Edward (Ned) J. Hayes, Jr.	2013	100,003	79,997	-	180,000
Peter D. Ley	2013	60,000	50,000	-	110,000
John Niles Wanamaker	2013	50,000	50,000	-	100,000
David W. Karp	2013	47,500	50,000	-	97,500
Brian A. Ross	2013	60,003	49,997	-	110,000
Margaret L. Brown	2013	42,500	50,000	-	92,500
Carol G. Mills	2013	12,358	14,538	-	26,896

(1)	This column reflects the grant date fair value of each director’s 2013 stock awards. All awards are vested upon grant and there are no outstanding unvested stock awards. The amounts in this column reflect the grant date fair value of the stock awards, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (“Topic 718”), based upon our stock price on the grant date.

Under our Board approved 2011 Alaska Communications Systems Group, Inc. Non-Employee Director Compensation and Reimbursement Policy (the “Director Compensation Policy”), we provide compensation to our independent directors consisting of annual cash and equity retainers payable in quarterly installments, as shown in the table below. Prior to the beginning of each calendar year, independent directors may elect to receive all or a portion of their cash retainer in common stock or equivalents.

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Type of Fee	Effective 1/1/2013

Annual Board Retainer to:

— Board Chair	$100,000
— Audit Committee Members	$45,000
— Other Independent Directors	$42,500
Annual shares or equivalents to:	Based on grant date closing price

— Board Chair	$80,000
— Other Independent Directors	$50,000

Additional Annual Retainer to:

— Audit and Compensation Committee Chairs	$15,000
— Nominating and Strategic Opportunities Committee Chairs	$5,000

Our independent directors are also reimbursed for reasonable out-of-pocket expenses incurred for serving as directors.

Our Board has adopted minimum share ownership requirements for directors because we believe the Board will more effectively pursue the long-term interests of shareholders if the directors are shareholders themselves. Our Director Compensation Policy expects each non-employee director to accumulate and hold at least 15,000 shares of our common stock or stock equivalents by the fifth anniversary of the director’s continuous service to our Board. All of our directors either are in full compliance with the holding requirement or have more time under the policy to reach the requirement.

Vote Required. The Company’s By-laws require director nominees to be elected by a majority of the votes cast. Any incumbent that fails to receive a majority of the votes cast is required to submit a resignation that will be considered by the Board and accepted absent a compelling reason for the director to remain on the Board.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal No. 1 is in the best interests of the shareholders and unanimously recommends that shareholders vote FOR the election of each director nominee in Proposal 1.

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EXECUTIVE OFFICERS

The table below sets forth certain information as of April 1, 2014 about those persons currently serving as executive officers of the Company. Biographical information on Anand Vadapalli, our President and CEO, is included above in the section “Nominees for Directors.”

Name	Age	Title
Anand Vadapalli	48	President and Chief Executive Officer
Wayne P. Graham	52	Chief Financial Officer
David C. Eisenberg	53	Sr. Vice President and Chief Revenue Officer
James R. Johnsen	56	Sr. Vice President, Human Resources and Process Transformation
Linda A. Leary	53	Sr. Vice President, Business Sales
Randy M. Ritter	54	Sr. Vice President, Managed Services
Leonard A. Steinberg	60	Sr. Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary
Michael R. Todd	48	Sr. Vice President, Engineering & Operations

Wayne P. Graham serves as our CFO. Mr. Graham is responsible for leading our finance, treasury, accounting, information technology, supply chain management and investor relations functions and has key responsibilities in business strategy and cost structure rationalization, as well as performance measurement and metrics. Mr. Graham helped establish the Company in 1998 as an initial member of management, and rejoined the Company in 2011 from Ensequence, a leading provider of global interactive software for TV, where he was CFO. In addition to his roles at Alaska Communications and Ensequence, Mr. Graham previously served as CFO of Integra Telecom, a leading competitive local exchange company, and ACS Media, formerly a publicly traded print and electronic yellow page provider. In total, he brings over twenty-five years of relevant financial and industry experience. Mr. Graham holds a BSBA from Georgetown University and an MBA from the University of Washington.

David C. Eisenberg serves as our Senior Vice President and Chief Revenue Officer. He is responsible for leading the Company’s marketing, product development, service delivery and corporate communications functions. Prior to returning to Alaska Communications in October 2012, Mr. Eisenberg served Alaska Communications as an independent consultant in the area of process transformation. Mr. Eisenberg previously held the position of Senior Vice President in charge of corporate strategy, development and marketing from 2003 to 2008. Prior to joining the Company in 2003, Mr. Eisenberg worked for Sprint Corporation for 21 years and among other roles, served as Vice President, Corporate Strategy/Strategic Marketing Planning. Mr. Eisenberg holds a BA in mathematics from Northwestern University and an MBA from the Keller Graduate School of Management.

James R. Johnsen serves as our Senior Vice President of Human Resources and Process Transformation. Mr. Johnsen joined Alaska Communications in 2011 from Doyon, Limited, an Alaska Native regional corporation, where from 2008 to 2011 he served as Senior Vice President of Administration. From 1996 to 2008, he served in several executive roles at the University of Alaska, including Vice President of Administration and Chief of Staff. Mr. Johnsen is active in the community as a member of the Alaska State Chamber of Commerce Board of Directors, Vice - Chair of the University of Alaska Foundation and Chair of the Alaska Commission on Postsecondary Education. Mr. Johnsen holds an undergraduate degree from the University of California, Santa Cruz, a master’s degree from the University of Chicago, and a PhD from the University of Pennsylvania.

Linda Leary serves as our Senior Vice President, Business Sales. Ms. Leary joined us in December of 2013 to lead our business and enterprise sales. Ms. Leary is a respected leader in the Alaska business community and has more than 25 years of leadership and sales experience in Alaska. Most recently, she served as President of Carlile Transportation Systems, Alaska’s largest asset-based trucking and logistics company. Ms. Leary’s expertise and strong track record building teams and her understanding of Alaska businesses and their unique needs brings value to our customers, employees and shareholders. Ms. Leary serves on the Alaska Railroad board of directors as chair and the Rasmuson Foundation board of directors. She holds a bachelor’s degree from the University of Maine and a master’s degree in global supply chain management from the University of Alaska, Anchorage.

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Randy M. Ritter serves as our Senior Vice President, Managed Services. Mr. Ritter joined us in September of 2013 to lead our growth in managed services for the business market in Alaska. He brings more than 20 years telecommunications experience to the Company and previously served as Vice President, Product Management at Sprint, Vice President, Product Marketing at Sprint-Nextel, Senior Vice President, Sales and Marketing at One Communications and Chief Operating Officer at MacroSolve, Inc. His expertise and strong track record in building teams and defining, launching and growing managed business communication and IT services brings great value to our customers, employees and shareholders. Mr. Ritter holds a BS in accounting from the University of South Alabama. He is also a Certified Public Accountant (inactive) and a Chartered Global Management Accountant.

Leonard A. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary. Mr. Steinberg is responsible for the Company’s legal affairs, corporate governance, regulatory compliance and risk management functions. He also serves as the Company’s Chief Ethics Officer. He previously served as our Vice President, General Counsel and Corporate Secretary from 2001 through 2011 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients at Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a JD. degree from the University of California’s Hastings College of Law, a MPA from Harvard University’s Kennedy School of Government, an MBA from University of California Berkeley’s Haas School of Business, and a BA from the University of California at Santa Cruz.

Michael R. Todd serves as our Senior Vice President, Engineering and Operations. Mr. Todd is responsible for all engineering, service delivery and operations functions. His focus includes improving the overall customer experience through developing and executing long-term network evolution plans, establishing engineering and service delivery standards, directing cross-departmental process improvement teams to reduce cycle time, and enhancing operational efficiencies and employee development. Mr. Todd first joined Alaska Communications in August 2008. Before assuming his current position in October 2010, he served as our Vice President, Engineering and Service Delivery. Mr. Todd brings more than 20 years of telecommunications leadership and expertise with a focus on engineering and service delivery, building and maintaining wireless networks, staff operations and multi-site development. Prior to Alaska Communications, Mr. Todd held various engineering and operations leadership positions at Sprint, Nortel and Ericsson, Inc. He holds a BS in engineering from Texas A&M University and an MBA from the University of Texas.

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PROPOSAL 2: ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

In this Proposal 2, we are asking you to vote on a non-binding advisory resolution (commonly referred to as a “say-on-pay” resolution) on the Company’s executive compensation as reported in this proxy statement. We have determined to hold this advisory vote each year and the next advisory vote will occur at the 2015 Annual Meeting. As described in more detail below in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 21, the Compensation Committee has structured our executive compensation program to seek to align each NEO’s individual compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

The Company’s compensation programs primarily reflect the Compensation Committee’s continued commitment to pay-for-performance principles, with a significant portion of our NEOs’ compensation being at-risk and subject to the achievement of measurable financial performance goals aligned with the creation of long-term shareholder value. For 2013, significantly over half of our NEOs’ total compensation (as reported in the Summary Compensation Table, below) was at-risk, being comprised of performance-based cash incentive opportunities and performance-based stock units that only vest if performance objectives are met. We rewarded outstanding performance, but also held all NEOs accountable where Company performance fell short of expectations. The Compensation Committee believes that the compensation arrangements it has in place for our NEOs provide for a compensation mix that is consistent with market practice and reasonable in light of the Company’s performance and each individual executive’s performance.

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2014 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the overall compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders, and pursuant to the disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and the accompanying narrative disclosure.”

Vote Required. As an advisory vote, the result of the shareholder vote on this Proposal 2 is not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and intends to review and consider the voting results when making future compensation decisions for our NEOs. For this advisory vote to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 2 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR the advisory approval of the Company’s executive compensation as disclosed in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we provide an overview of our executive compensation philosophy and objectives and describe how our executive compensation program is designed and operates with respect to our Named Executive Officers or NEOs, whose compensation is set forth in the 2013 Summary Compensation Table and other compensation tables contained in this Proxy Statement.

NEOs:

—	Anand Vadapalli	President and Chief Executive Officer

—	Wayne Graham	Chief Financial Officer

—	David C. Eisenberg	Senior Vice President and Chief Revenue Officer

—	James R. Johnsen	Senior Vice President, Human Resources and Process Transformation

—	Leonard A. Steinberg	Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary

Executive Summary

Our Business

We provide leading integrated communications services to business and consumer customers in and out of Alaska. Our communications network extends throughout the major population centers in Alaska and connects to the contiguous United States through two diverse undersea fiber optic cable systems. Our focus is on:

—	high speed broadband and managed services to businesses, and higher bandwidth speeds without data cap pricing for consumers;

—	wholesale products and services to other carrier customers; and

—	wireless retail service through AWN in Alaska.

For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on March 27, 2014.

2013 Business Highlights

Consistent with our business plan, the Company’s Board targeted initiatives for 2013 that included growing broadband revenues while reducing the Company’s overall debt as measured by our Leverage4 ratio, in addition to the successful closing of the strategic AWN transaction. In support of those initiatives, the Compensation Committee set incentive compensation goals predicated on pro-forma Leverage ratio, Adjusted Wireline Revenue5, and Adjusted EBITDA6 reviewed by the Board in conjunction with approving the AWN transaction.

4  The leverage ratio, or “Leverage” is the ratio of net debt to Adjusted EBITDA.

5  The wireline revenue goal, “Adjusted Wireline Revenue,” allowed for a reduction from total wireline revenue based on the proportionate share of the backhaul revenue arising from contracts contributed to AWN from the date of close of the AWN transaction through year end.

6  Adjusted EBITDA for purposes of calculating incentive compensation is calculated as reported by the Company in its quarterly report on Form 10-Q and annual report on Form 10-K filed with the SEC. This Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure, and our measurement of Adjusted EBITDA may differ from other companies. For a reconciliation of Adjusted EBITDA to the GAAP measure of net income, please refer to the discussion under the heading “Non-GAAP Financial Measures” at pages 49-50 in our annual report on Form 10-K for the year ended December 31, 2013.

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These goals are explained in more detail below. Throughout 2013, we believe that our steady executive leadership allowed us to demonstrate solid performance and reflect steady progress towards the 2013 initiatives and business priorities.

The following are significant operational accomplishments in 2013:

—	We closed the AWN transaction. AWN allowed us to consolidate wireless networks with GCI, creating the largest and most diverse wireless network in Alaska. This transaction mitigates the risks from roaming and support revenue reductions by providing predictability of cash flows from the wireless business.

—	We exceeded our Leverage ratio goal. A significant factor in our ability to achieve and exceed our Leverage ratio goal was the close of the AWN transaction that we first disclosed in 2012. Upon closing the AWN transaction, we used $65 million of proceeds to reduce our long-term debt, leading to a reduction in our Leverage ratio.

—	We exceeded our adjusted wireline revenue goal. We continued the strength and growth in broadband revenues for the second year in a row, supporting our belief in the market opportunity and our ability to seize such opportunity.

—	We exceeded our Adjusted EBITDA goal. This was made possible by strong roaming revenues during the first half of the year prior to the closing of the AWN transaction.

—	We positioned the Company for long-term broadband growth. We launched our Fiber to the Node project and deployed new and upgraded nodes across areas of Anchorage allowing us to offer stronger broadband services to businesses.

—	We added executive leadership for growth. In September, we hired a new senior vice president to lead the Company in developing and growing managed services products for the business market segment. In December, we hired a new senior vice president to build on our sales team’s momentum and help drive top line growth.

2013 Financial Highlights

As outlined in our business highlights above, our focus on the business plan implemented in 2012 led to improved financial results.

The following are 2013 financial highlights:

—	The Company made $99.6 million in debt payments and repurchased $6 million of selected outstanding convertible notes with shares of our common stock.

—	Business and wholesale revenue was $100.7 million, an increase over the 2012 total of $98.6 million. Growth in our broadband revenue led the way with increase of 18.6% over 2012.

—	Consumer broadband connections increased from 36,576 in 2012 to 38,677 in 2013 and business broadband connections grew from 18,718 in 2012 to 19,285 in 2013.

—	Broadband ARPU saw significant strength:

1.	Consumer ARPU grew from $42.46 in 2012 to $48.92 in 2013.

2.	Business ARPU grew from $152.09 to $175.34.

—	As expected, other areas of wireless revenue were affected by the AWN transaction. We believe we have reduced our risk of future declining wireless roaming, CETC and high cost support revenues and the entrance of Verizon Wireless into the Alaska market by forming AWN, which will distribute a more stable dividend stream to the Company.

The Compensation Committee believes the business plan we began in 2012 continues to define significant prospects and opportunities for the Company. The Compensation Committee continues to have confidence in

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our management team’s ability to assess the challenges and opportunities for the Company and is proactively adapting and supporting the people, processes and products to provide the best customer service in the markets we are serving.

2013 Executive Compensation Highlights

The Compensation Committee continues to provide for a significant proportion of the compensation of the CEO and the other NEOs to be determined based on the achievement of annual performance objectives that have been chosen to advance the Company’s business strategy and create sustainable long-term shareholder value.

In line with our emphasis on pay-for-performance, compensation awarded to our NEOs for 2013 required that management deliver strong financial results prescribed by the business plan we began in 2012. The Compensation Committee selected the performance metrics of Adjusted EBITDA, Adjusted Wireline Revenue and Company Leverage Ratio based upon our business plan’s dual goals to reduce financial exposure to high levels of debt and to create shareholder value by generating strong Adjusted EBITDA and using free cash flow to repay debt. The Compensation Committee believes it has put its pay for performance philosophy into practice by tightly linking executive incentive compensation to the attainment of the strategic goals in our business plan, and by targeting a significant percentage of NEO compensation to be at risk. The following compensation segments address annual and long-term incentives:

—	Annual Incentive Awards. Annual incentive awards paid to NEOs reflect the Company’s successful performance related to the goals for Adjusted EBITDA and Adjusted Wireline Revenue set by the Compensation Committee. In addition, each NEO earned incentive cash based on individual performance.

—	Long-Term Incentive Awards. The values of the long-term incentive awards granted to our NEOs in 2013 recognized the performance of our NEOs and their contribution to achieving a significant reduction to the Company’s Leverage ratio.

Consistent with the Company’s compensation philosophy, which is described in more detail below, the Compensation Committee took the following actions in 2013:

—	To manage our performance based incentive compensation program within the scope of shares available for incentive awards, equity based long-term incentive awards for our executives were reduced and replaced in part with long-term performance cash compensation.

—	In recognition of management’s significant efforts in closing the AWN transaction, which led to the reduction of the Company’s Leverage ratio, additional special long-term incentive awards were granted and tied to de-levering targets to vest in each of the next three years.

—	Leverage goals were set for long-term compensation components and were aimed at reducing the Company’s long-term debt, which the Compensation Committee believes drives shareholder value.

—	Base salaries were increased for all NEOs, except for the CEO, in order to be more competitive with prevailing market rates. The annual cash incentive opportunity for NEOs other than the CEO was reduced from 100% of base pay to 60%. These changes resulted generally in a reduction in total compensation for most executives while keeping total compensation for all executives generally at median levels of our peer group.

—	We entered into an Amended and Restated Employment Agreement with our President and CEO, Anand Vadapalli. More detail of the new agreement is outlined on page 44.

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Annual base salary, employee benefit programs and time-based RSU awards are the elements of our executive compensation that generally are not “at risk” in any given year, although the value of all RSU awards will depend on our stock price performance as driven by the performance of our business and executive team. The Compensation Committee believes that to attract, retain and motivate top-caliber executives, it needs to balance incentive awards with predictable compensation amounts that reward continued service.

A significant portion of our total executive compensation consists of our incentive-based pay in the form of the annual cash incentive awards and long-term performance-based equity and cash incentives. The Compensation Committee believes that this mix of base pay and long and short-term incentive-based compensation is working as intended, remains consistent with practices within our Peer Group, as defined on page 28, and is aligned with shareholder outcomes.

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KEY FEATURES OF OUR 2013 EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee believes that the executive compensation program includes key features that align the interests of the NEOs and the Company’s long-term strategic direction with shareholders interests. Among other items described below, we believe these key features help ensure our compensation practices are consistent with good governance standards.

What We Do

—	Align NEO Pay with Company Performance: Incentive compensation is aligned with wireline revenue, Adjusted EBITDA, and our Leverage ratio.
—	Balance Short-Term and Long-Term Incentives: The incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of performance.
—

Minimum Stock Holding Requirements

for All NEOs:

Our CEO must own 3x his base salary and our other NEOs must own 1.5x their base salary worth of our Company stock within 5 years of first becoming executive officers.

—

Mitigate Excessive Risk-taking Behaviors by NEOs:

Our executive compensation program balances incentive compensation using both short-term and long-term goals to reduce the possibility that our NEOs will make excessively risky business decisions that could maximize short-term results at the expense of long-term value.

—	Authorize the Board to Recoup Executive Compensation: The Board has the authority to recoup compensation that resulted from a material misstatement of financial results.

What We Don’t Do

—

No guaranteed or non-performance

based bonuses or salary increases:

None of our NEO’s has an employment arrangement that guarantees any cash incentive or other annual or multi-year bonus payments or salary increases.

—	No tax reimbursements: We do not provide tax gross-ups to any of our NEOs.
—

No single trigger change-of-control benefits:

Our severance arrangements and 2011 Plan do not contain single triggers on equity vesting in the event of change of control, and instead require change of control with an involuntary termination of employment.

—

No special executive retirement or benefit packages that are not available to substantially all of our employees:

There are no special executive retirement or benefit packages that are not available to substantially all of our employees.

—	No Hedging of Company Stock: Our NEOs are prohibited from hedging their Company stock.

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Consideration of Last Year’s “Say-on-Pay” Vote

Following our 2013 Annual Meeting, the Compensation Committee reviewed the results of the shareholder advisory vote on executive compensation with respect to compensation actions and decisions for our CEO and the other NEOs. Approximately 86% of the votes cast on the proposal (excluding broker non-votes and abstentions) were voted in support of the compensation of our NEOs and the Company’s executive compensation program. The Compensation Committee believes that this result indicates that our shareholders generally approve the approach the Compensation Committee has taken with respect to our executive compensation. As described elsewhere in this CD&A, the Compensation Committee regularly reviews the executive compensation program in light of the Company’s long-term goals, our pay-for-performance philosophy, and the rapidly changing market in which we compete. The Compensation Committee took several steps in 2013 to set appropriately challenging performance goals that reflect the Company’s revised post-AWN structure of lower but more predictable wireless earnings, to further emphasize pay-for-performance elements of our NEOs’ pay and to continue to enhance and improve the alignment of executive compensation with the Company’s results determined to be critical to its future success.

Consistent with the shareholders advisory vote at the 2011 Annual Meeting, the Board determined that advisory votes on the Company’s executive compensation would be held annually. Accordingly, in this proxy statement the Company has included “Proposal 2 Advisory Approval of the Company’s Executive Compensation.”

Shareholder Engagement

During each year, our CEO and CFO reach out to shareholders in many ways. Quarterly, we conduct conference calls both telephonically and online to discuss financial results with shareholders. Periodically, we attend investor meetings at locations throughout the United States. In 2013 we presented at an event hosted by a third party and arranged individual meetings with investors in New York, Boston and Phoenix. Our website at www.alsk.com provides contact information so shareholders can call, write or email us with questions. We seek to provide a high response rate to these questions throughout the year. As we receive feedback and talk with shareholders we share the feedback with the Compensation Committee and our Board. Both the Compensation Committee and Board value our shareholders’ insights and consider their feedback and other factors when designing our executive compensation program and making compensation decisions.

Executive Compensation Program Philosophy and Objectives

The Compensation Committee believes that the Company’s long-term success depends in large measure on the talents and dedication of our executive management team and our employees. The philosophy underlying our executive compensation program is to provide a program designed to achieve three fundamental objectives:

(1)  Attract and retain top caliber executives: Executive officers should have base salaries and employee benefits that are competitive and recognize the unique characteristics and challenges associated with our location in Alaska, so that we can attract and retain high-caliber individuals at all levels.

(2)  Pay for performance: A significant portion of the annual and long-term compensation of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance.

(3)  Align compensation with shareholder interests: Executive officers should be rewarded for achieving long-term results, and such rewards should be aligned with the interests of our shareholders so that those executives are encouraged to create and enhance sustained shareholder value and participate in the risks and rewards of ownership of our common stock.

When reviewing the executive compensation program and our performance metrics, the Compensation Committee considers how our compensation program supports the Company’s business objectives, strategy, performance, and risk profile. The Compensation Committee seeks to structure the compensation program to provide incentives for executives that appropriately balance risk and reward consistent with the Company’s long-term business and risk management objectives in a way that will effectively further our shareholders’ interests.

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The qualities, abilities and commitments of our NEOs are considered significant contributing factors to the proper leadership of our Company and the driving force for delivering shareholder value. Specifically, our current executive compensation program is designed to address our fundamental objectives in the following ways:

—	Pay base salaries near the median of our peers to allow us to compete for and retain our top talent.

—	Provide a significant portion of target compensation at risk for NEOs.

—	Provide equity awards with vesting over three years and equity holding requirements to ensure our executives realize returns as our shareholders gain value.

—	Motivate executives to pursue revenue growth in the key segments of the business outlined in the Company’s strategic plan through incentive goals aimed at broadband revenue growth, Adjusted EBITDA production and debt reduction, which the Compensation Committee believes will both reduce financial risk and provide attractive shareholder returns.

As described in more detail below under “2013 Executive Compensation Program Elements,” the material components of the Company’s executive compensation program for our NEOs include:

—	Base salary;

—	Annual cash incentive opportunity;

—	Long-term, performance-based cash and equity incentive opportunities;

—	Long-term, time-based RSU awards; and

—	Health and welfare and retirement benefit programs as provided to substantially all of our employees.

Compensation Committee Oversight of the Executive Compensation Program

Our Board believes that compensation decision-making is a core Board responsibility and an effective tool for shaping the Company’s strategy and performance. The Compensation Committee is responsible to our Board for overseeing the development and administration of our compensation and benefits policies and programs.

The Compensation Committee, which consists of four independent directors, is responsible for the review and approval of all aspects of our executive compensation program. In performing these duties, the Compensation Committee reviews the Company’s compensation programs and policies and seeks to avoid encouraging excessive risk-taking by our NEOs. The Compensation Committee’s responsibilities include oversight and review of the base salary, annual cash and equity incentives, long-term compensation and benefit programs for the Company’s executive officers, including:

—	Review and approval of corporate incentive goals and objectives relevant to compensation;

—	Evaluation of individual performance results in light of these goals and objectives;

—	Evaluation of the competitiveness of individual total compensation packages; and

—	Approval of changes to the total compensation packages.

The Compensation Committee considers the recommendation of the CEO in determining the compensation of the executives who report directly to him and he makes recommendations as to their individual performance goals and objectives. These recommendations are based upon his assessment of each executive officer’s performance and the performance of each individual’s respective area of oversight or function. While the CEO developed and recommended the compensation packages for our other NEOs, the Compensation Committee has the ultimate authority to approve or modify management’s recommended compensation packages. The Compensation Committee determines our President and CEO’s compensation package in consultation with the independent members of our Board. Management does not provide input in the determination of the CEO’s compensation. The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.alsk.com.

Role of the Compensation Consultant. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its Compensation Consultant. F.W. Cook reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain or replace F.W. Cook or hire additional consultants

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at any time at the Company’s expense. A representative of F.W. Cook attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executives.

In connection with its engagement of F.W. Cook, the Compensation Committee considered various factors related to F.W. Cook’s independence as required by SEC regulations and Nasdaq rules. After reviewing these factors, the Compensation Committee determined that F.W. Cook is independent and its engagement did not present any conflicts of interest.

The Compensation Consultant provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee. Generally, these services include advising the Compensation Committee on the principal aspects of our executive compensation program, evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to the Company’s performance.

In 2012, F.W. Cook prepared a compensation study using a set of 14 peer companies broadly similar to our Company with respect to both industry type and size. Our Company ranked roughly in the median of the peer group companies in terms of revenue range and market capitalization. The peer group that the Compensation Committee referred to in 2013 was unchanged from 2012 and was comprised of the following companies:

Cbeyond	NTELOS
General Communication	Otelco
Hawaiian Telecom	Premiere Global
Hickory Tech	Primus Telecomm
Lumos Networks	Shenandoah Telecom
Multiband	USA Mobility
Neutral Tandem	Vonage Holdings

When analyzing the peer group compensation data, the Compensation Committee first reviewed and compared, among other metrics, type of operations, market capitalization, revenues, net income, earnings before interest income and expense, taxes, depreciation, amortization, total shareholder return, return on invested capital and return on equity for each peer company.

The Compensation Committee reviewed the data presented by F.W. Cook for compensation packages of the executive officers of each of the peer group companies and compared their compensation with the compensation of each of our NEOs by matching positions for approximately comparable duties and responsibilities. The purpose of reviewing such data was for the Compensation Committee to determine whether the compensation paid to our NEOs is generally competitive with that paid by peer group companies, recognizing that our compensation practices reflect that our NEOs operate in a more geographically remote market and manage a relatively more diverse portfolio of telecommunications services than do the executives of many of our peer group companies.

Based on the information provided by F.W. Cook for our NEOs below the level of CEO, base salaries, annual cash incentives and long-term incentives were roughly at the median of the peer group companies overall. Our CEO’s annual compensation was below the median and his long-term compensation was above the median. As a result, overall, our total target direct compensation for all NEOs was generally aligned with the median. The comparison of severance benefits offered to our executives showed that they were generally comparable to those of our peer group companies, while other benefits and perquisites for our executives were more limited than those offered by the peer group companies.

Although the Compensation Committee believes it is important to periodically review the compensation policies of a representative peer group, the Compensation Committee also believes we must adopt compensation policies that incorporate our own business objectives, conditions and culture. We face unique challenges in attracting executive talent to Alaska, meeting our Company’s specific hiring and retention goals, keeping our focus on our pay-for-performance principles and the desirability of balancing short and long-term goals and results. Therefore, while the Compensation Committee reviews peer group data regularly, the Compensation Committee

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does not annually adjust the compensation paid to our NEOs based on the compensation policies of peer group companies and it does not index the total compensation of our NEOs or any element of their compensation against the peer group. We offer the compensation we believe is appropriate to attract, retain and incent our key executives in this highly competitive industry.

2013 Executive Compensation Program Elements and Decisions

Executive compensation is made up of a combination of base salary and performance-based compensation consisting of an annual cash incentive opportunity and cash and equity-based long-term incentive opportunities. We also provide health and welfare and retirement benefits to our executives that are in line with those offered to substantially all of our employees. The Compensation Committee believes that a strong link between incentive compensation awards and our short-term and long-term objectives can be achieved by use of both annual cash incentive and long-term incentive elements of compensation.

Beginning in 2013, the Compensation Committee revised the allocation of incentive compensation opportunities for executives by reducing the level of the annual cash incentive compensation for NEOs below the CEO. The Compensation Committee provided a special long-term performance stock unit incentive opportunity. The goal for each type of long-term incentive compensation was tied to reducing the Company’s debt level as measured by the Company’s Leverage ratio. Each separate component of our 2013 executive compensation package is described in more detail in the paragraphs that follow.

Generally, the elements of compensation described below apply to all of our NEOs. Mr. Vadapalli, our President and CEO, is the most highly compensated of our NEOs, reflecting his overall responsibility for the strategic direction and management of the Company. Mr. Vadapalli also serves as a member of the Board and has a more visible role in the community and with our shareholders.

Our other NEOs received lower total compensation than our CEO, reflecting their relatively more defined authorities and responsibilities. The Compensation Committee considers and approves the total compensation of the CEO and the other NEOs based in part on an evaluation that considers the relativity of pay between the CEO and the other NEOs, taking into account each NEO’s particular responsibilities and span of control, as well as their individual contributions, performance, skills, judgment, leadership qualities and competencies.

Annual Salary and Incentive Compensation

Base Salaries

Our compensation program for 2013 provided for annual base salaries for our NEOs as set forth in the “Salary” column of the Summary Compensation Table below. Base salary levels are established by considering a number of factors, including the needs of the Company, the nature and responsibility of each NEO’s position, the particular qualifications, experience and expertise of the individual executive, competitiveness of the market for the executive’s services, the executive’s potential for driving the Company’s success in the future, individual performance, and other judgmental factors deemed relevant by the Compensation Committee.

Base salaries for our NEOs have historically been set below the median salaries paid by our peer companies. For 2013, the Compensation Committee increased the base salaries of our NEOs, except for the CEO, to remain competitive and support retention of our executive officers. Base salaries are now roughly equal to the median salaries paid by our peer companies. The CEO’s employment agreement was renegotiated in 2013 and provided no increase in base salary. Details of Mr. Vadapalli’s amended agreement can be found on page 44.

Annual Cash Incentive Awards

Annual cash compensation includes both base salary and an annual cash incentive award that represents one portion of our NEOs’ incentive compensation. The Compensation Committee reduced the annual cash incentive opportunity for 2013 from 100% to 60% of base salary for all our NEOs except for our CEO. As reflected in the chart below, despite the increase in base salary, total target annual compensation decreased from 2012 levels.

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Mr. Vadapalli’s target annual cash incentive award was set at 100% of his base salary for 2013, a level guided by his employment agreement dated February 1, 2011 and renegotiated effective April 1, 2013.

During the first quarter of each year, the Compensation Committee establishes Company performance targets and individual goals applicable to that year. The annual cash incentive awards are based 70% on Company performance, and 30% on the individual NEO’s performance. The Compensation Committee did not provide for any multi-year or other guaranteed cash incentive payments or bonuses for any of our NEOs in 2013 and all of their cash incentive compensation was performance-driven.

The individual performance portion of each NEO’s cash incentive award may be adjusted upward or downward based on the Compensation Committee’s evaluation of individual performance. This can result in cash incentive payouts greater or lesser than what would otherwise have been payable based solely on the calculation of Company performance targets and Company results. The portion of the cash incentive payouts tied to Company performance is forfeited if the Company does not achieve a predetermined percentage of the Company performance goals. Cash incentive payouts to NEOs may be diminished when actual performance is less than the Company performance goals and enhanced when actual performance exceeds 100% of the Company performance goals. Cash incentive payments for NEOs generally may not exceed 150% of the annual target amounts under our executive compensation plan. Annual cash incentive award payouts generally occur during the first four months of the year following the performance year after completion of the Company’s audited financial statements.

The Compensation Committee established two clear, quantifiable Company performance goals for payment of cash incentive compensation in 2013 that reflect elements of the overall business strategy. Each target was weighted as one-half of the total Company performance goal in determining the payout to our NEOs based on 2013 results.

—	Target Adjusted EBITDA of $95 million.

—	Target Adjusted Wireline Revenue of $203.3 million.

These levels of Adjusted EBITDA and Adjusted Wireline Revenue reflect the organizational change anticipated by the completion of the AWN transaction which reduced the level, but increased the certainty of wireless revenue and Adjusted EBITDA, and reduced wireline revenue related to serving wireless network providers. As such, the Compensation Committee established these levels, which are less than 2012 actual results.

The Compensation Committee chose this Adjusted EBITDA target as an indicator of the Company’s overall success because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying

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performance of the Company’s business operations. The Adjusted Wireline Revenue target was selected because of its importance in generating future Adjusted EBITDA and it supports our belief in the market opportunity for business broadband, which is a key component of wireline revenue.

The Company performance multiplier was adjusted between a minimum payout of 50% of the incentive cash opportunity upon reaching 85% of the performance target and adjusted incrementally to 100% payout upon reaching 100% of the performance target for each of the goals set by the Compensation Committee. Company performance below 85% of target would result in no payout for that portion of the NEOs’ cash incentive compensation. To reward executives for exceeding goals, the Compensation Committee provided additional incentives above 100% of goal calculated incrementally between 100% and a maximum payout of 150% at 105% of target.

Performance Determination. The Company’s actual results for 2013 compared to the preset Company goals are shown in the table below:

Description	Target (millions)	Results (millions)
Adjusted EBITDA	$ 95	$106.5
Adjusted Wireline Revenue	$ 203.3	$205.3

As shown above, results were above target for both performance target goals. Adjusted EBITDA was at 112% of goal, well above the maximum payout level resulting in payout of 150% for the half of the annual cash incentive compensation tied to Adjusted EBITDA. Adjusted Wireline Revenue was at 101% of goal, resulting in a payout of 109.7% for the half of the annual cash incentive compensation tied to Adjusted Wireline Revenue. The Summary Compensation Table below reflects cash incentive payments made to our NEOs consistent with the results reported by the Company for 2013.

The Compensation Committee believes that all of the NEOs individually performed at superior levels and contributed substantially to our results. Each NEO received a cash bonus recognizing efforts related to the closing of the AWN transaction. That bonus is reflected in the Summary Compensation Table column titled “Bonus.” The individual performance component of annual cash incentive awards is a component of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Both of these cash payments reflect the Compensation Committee’s assessment of individual performance. The following identifies the contributions of each individual that led to the determination of their annual cash incentive payment:

—	Mr. Vadapalli demonstrated overall stewardship in delivering superior financial performance that exceeded targets established by the Compensation Committee and successfully closing the AWN transaction.

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—	Mr. Graham provided leadership in complex accounting matters related to the AWN transaction and various process improvement efforts in supply chain management and he led the deployment of key information technology platforms.

—	Mr. Steinberg provided leadership in complex regulatory matters related to the AWN transaction, his leadership in process improvement efforts related to facilities and his excellent stewardship of policy matters with the Federal Communications Commission.

—	Mr. Eisenberg provided leadership in the AWN closing and integration matters and in achieving overall broadband revenue growth during the year.

—	Mr. Johnsen provided leadership in complex personnel and labor relations matters related to the AWN transaction and for providing overall governance and program leadership for our various process improvement initiatives.

Final 2013 annual cash incentive awards are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table on page 38.

Long-Term Incentive Compensation

Long-term incentive awards represent another performance-based portion of our NEOs’ total target compensation. These long-term incentive opportunities for performance years starting in 2013 include a combination of cash and equity and will vest or payout, as earned, in one-third increments over three years. The Compensation Committee believes that having a multi-year performance period increases executive focus on our long-term business objectives and better aligns the interests of our executives with those of our shareholders. These long-term incentive awards are tied to Company performance through a target aimed at reducing the Company’s Leverage. The Compensation Committee believes this target properly motivates and rewards performance aimed at advancing the business plan in general, and growth of revenues with specific attention to debt reduction, which reduces financial risk and creates sustainable long-term shareholder value.

Early in 2013, the Compensation Committee established the Leverage goal for long-term incentive compensation for the 2013 performance year at 4.8. This performance goal is considered attained if the Leverage ratio at the end of the year is at or below the stated goal. There is an incrementally lower vesting or payout for Leverage above target. No vesting or payout occurs if Leverage is above 5.09. 50% vesting or payout occurs at Leverage of 5.09 and increases incrementally with each .01 decrease in the Leverage. At Leverage below target, payouts increase incrementally, with maximum payout at Leverage of 4.51.

Long-Term Target Performance Cash

The Compensation Committee reduced executives’ equity based long-term incentive compensation in 2013, and instead provided for a long-term cash incentive award opportunity set as a percentage of base pay. Payments under these long-term cash incentive awards are made, if earned, for each one-third portion in the year following the performance year after attainment of the performance goals is confirmed by the Company’s financial results based on audited financial statements.

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Performance Determination. As depicted in the chart above, actual Leverage at December 31, 2013 was 3.88, which was lower than the Compensation Committee’s targeted goal for 2013, and resulted in payout of the first one-third of the long-term cash incentive at the maximum level for the 2013 performance year.

2013 Special Long-Term Performance Stock Units

The Compensation Committee believes equity compensation aligns our NEOs interests closely with our shareholders’ interests, while still providing the level of compensation necessary to retain the key leadership of our Company. The Compensation Committee provided an opportunity for executives to earn a long-term award of performance stock units (“PSUs”) based on the Leverage targets identified above. These PSU awards were made in accordance with the 2011 Plan, and the Compensation Committee granted these awards in recognition of the extraordinary effort required and the strategic importance of completing the AWN transaction. These PSUs vest, one-third each year, in the year following the performance year, if, and to the extent that the Company’s performance, based on audited financial results, in each of the three years meets the Company performance target for each of those years. Partial vesting occurs within a range under the performance target but if actual performance does not achieve a predetermined minimum, all PSUs tied to that year’s performance are forfeited.

In connection with the 2013 PSU grants, the Compensation Committee provided for cash payments for overachievement of the Leverage performance goal. The Compensation Committee believes this cash incentive encourages the Company’s overall goal of debt reduction. Payout of this cash incentive only occurs when the Company’s Leverage is below the target set for the year with payout increasing incrementally for each .01 decrease in Leverage. This special long-term cash payment opportunity was provided with a set maximum value and divided into three equal portions for the three performance years during the three-year term of the award. For 2013, maximum payout of 100% of the cash equivalent of the vested equity award occurred at Leverage of 4.51.

Performance Determination. Actual Leverage at December 31, 2013 was 3.88, which was significantly lower than the Leverage goal set by the Compensation Committee, resulting in vesting of PSUs at the maximum level for 2013, and maximum payout for the cash incentive component for each executive equal to one-third of the value of the 2013 PSU grant on grant date.

The chart below illustrates the total actual payout of all long-term incentive compensation for the 2013 performance year versus the targets set for each category. For purposes of this table, PSUs were valued at the closing price of our stock on December 31, 2013.

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2013 Restricted Stock Units

To provide a balance between long-term performance incentives and retention incentives, our NEOs were granted time-vested RSUs. While RSUs are generally not considered performance based, the value of all RSU awards will depend on our stock price performance as driven by the performance of our business and executive team. These RSUs vest in one-third portions over three years beginning in 2014 as long as the NEO remains continuously employed with the Company.

Long-Term Awards under Prior Year Grants

In 2012 and 2011, the Compensation Committee granted PSU awards that were structured similarly to the 2013 PSU grants, except that our 2012 and 2011 grants did not specify targets at the time of the grant of the awards. Rather, those awards provided for vesting in three equal annual portions, with the vesting of each portion being subject to the Company’s attainment of a performance goal for the applicable year, which performance goal was to be established at the start of the applicable performance year. In 2013, the Compensation Committee set the same Leverage target as used for the awards granted in 2013 for these prior year awards. These PSU awards did not provide the incremental vesting above the Leverage target and did not provide for a cash incentive should Leverage fall below the target. The final one-third of the 2011 PSU awards and the second one-third of the 2012 PSU awards that related to 2013 performance vested in March 2014.

One-third of the RSU equity awards approved and granted by the Compensation Committee in 2011 vested in March of 2013 for NEOs who remained continually employed with the Company and had received these equity grants.

Constraints on All Equity Grants

Directors and employees, including the NEOs, may not purchase shares on margin, use equity grants as collateral for loans or otherwise hedge, pledge or encumber any securities comprising an equity-based award. They may not sell any awards for cash before the award vests in accordance with the terms of the applicable grant agreement. Trading of shares of Company stock is further limited by our insider trading policy. In addition, we do not pay dividends (or gross up equity awards for dividend equivalents) on unvested equity-based compensation. We also do not allow re-pricing or exchange of shares for cash.

Other NEO Benefits

Our NEOs receive standard health and welfare and retirement benefits that are available to substantially all employees of the Company. There are no special or supplemental retirement benefits provided to our NEOs under our executive compensation program.

We provide an automobile allowance to all our NEOs to assist them in fulfilling their responsibilities to the Company and to compensate them for use of their own automobile in the performance of services for us.

Severance and Other Benefits upon Termination of Employment or Change of Control

Change-of-control severance provisions apply to each of our NEOs, either through the terms of their individual employment agreements or the Company’s 2010 Officer Severance Policy that is expressly applicable under the terms of most of our NEOs’ employment arrangements. The primary purpose of these change-of-control protections is to align executive and shareholder interests by enabling our NEOs to assess possible corporate transactions without regard to the effect such transactions could have on their employment with the Company. In seeking to adhere to best compensation practices, the change-of-control provisions currently applicable to all our NEOs avoid excessive payments or “single triggers” for receipt of severance benefits in the event of a change of control. Double triggers (a change-of-control event plus the Company’s termination of the executive without cause, or resignation by the executive for good reason, within specified time periods from the change of control) are required for receipt of any change-of-control benefits (with the limited exception of remaining outstanding unvested equity grants that were made in earlier years under our now-retired 1999 Stock Incentive Plan). The Compensation Committee sets the amount of change-of-control benefits provided for our executives at amounts that the Compensation Committee believes are reasonable in the event of the occurrence of the circumstances

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specified for receipt thereof. The specific change-of-control severance provisions applicable to each NEO are discussed in more detail below under the heading: “Employment Arrangements and Potential Payments upon Termination or Change of Control.” There are no excise tax gross-ups included in severance arrangements.

Compensation Governance

Our Company continues to strive to maintain excellent governance standards with respect to its executive compensation practices. The Compensation Committee believes that the compensation arrangements for our NEOs are consistent with current market practices, provide for compensation that is reasonable in light of the Company’s performance and each individual executive’s responsibilities and performance and do not contain features that would be considered problematic or egregious. The Compensation Committee retains discretion to make changes to our policies and reviews our compensation practices each year to ensure they are updated consistent with preferred approaches.

No Guaranteed or Non-Performance based bonuses or salary increases

None of our NEO’s has an employment arrangement or other contractual right, other than the long-term incentive awards as described above, guaranteeing any cash incentive or other annual or multi-year bonus payments or any salary increases. All cash incentive awards are earned based solely on the Company’s performance and individual NEO’s performance successes. Base salary increases are discretionary with the Compensation Committee.

Stock Ownership Guidelines

We have adopted minimum stock ownership requirements for our NEOs because we believe that management will more effectively pursue the long-term interests of our shareholders if they are shareholders themselves. The Compensation Committee reviews our stock ownership requirements and makes changes, as needed, to bring our policy into line with evolving market practice. Our policy requires each executive officer reporting to the CEO to accumulate and hold a number of shares of our common stock having a value of at least one-and-a-half times the executive’s annual base salary. The CEO is expected to hold shares of common stock equal to at least three times his base salary. Each of our NEOs has five years from his or her appointment to the position to achieve the prescribed ownership levels. All of our executives either are in full compliance with this requirement or have more time under the policy to reach the requirement.

Wealth Accumulation

The Compensation Committee does not believe that wealth accumulation, other than through our equity compensation program, should be a significant consideration when establishing our compensation policies. Our NEOs do not have a substantial benefit from their participation in our defined contribution or benefit plans. A majority of our executives’ retirement savings consists of the executive’s own contributions and accumulated retirement savings earned over lengthy careers. We believe that it would be inconsistent with the purpose of our executive compensation program, which is to motivate and reward ongoing performance, to make decisions about current compensation based on the NEOs’ accumulated savings and investment returns, whether or not under our Company plans.

Deductibility of Executive Compensation

When practicable and consistent with executive compensation goals, the Compensation Committee seeks to structure and administer our annual and long-term incentive compensation plans for our CEO and the other NEOs to maximize the tax deductibility of the payments as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). However, at times, the Compensation Committee may provide compensation that is not tax deductible if it determines that such action is appropriate. In 2013, we sought to structure our performance based compensation programs to provide for the compensation payable under the program to be deductible.

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Incentive Compensation “Clawback” Reimbursement Policy

Our 2010 Officer Severance Policy includes a clawback provision. This provision provides that the Board or any committee of the Board may require any executive officer who leaves the Company, and to whom the policy applies, to return to the Company any cash incentive payments or equity awards (or the value thereof) that were provided to the officer on the basis of Company or individual performance and are later discovered to be based on misconduct or unethical behavior and results in the Company having to file a material restatement of the Company’s financial results.

Employment arrangements entered into with our CEO in 2013 and our CFO in 2011 contain expanded clawback language that requires reimbursement for incentive and severance payments made to the executive and for equity awards granted (or the associated value or profits) that were made on the basis of financial results later found to require an accounting restatement, regardless of any misconduct or lapse on the part of the executive. In addition, reimbursement is required from the CEO and CFO after termination of their employment if the Company subsequently discovers actions or omissions that would have warranted a termination for cause.

Tax Gross-ups

We do not provide tax gross-ups to any of our NEOs, and the Compensation Committee does not plan to include tax gross-ups in any future employment arrangements.

Limited Perquisites and Other Fringe Benefits

We believe that perquisites provided to our NEOs are very limited in scope and are not intended to constitute a significant portion of the compensation of any NEO. Our NEOs who have joined us from locations outside of Alaska are generally reimbursed for a portion of their moving expenses due to the high costs of relocation. Our NEOs are generally eligible for the same employee discounts available to all our employees, and they are eligible to participate in the same broad-based employee stock purchase plan available to substantially all of our employees.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other NEOs. The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by,

Brian A. Ross, Chair
David W. Karp
Margaret L. Brown
Carol G. Mills

COMPENSATION AND PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee are or have been an officer or employee of the Company or have had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the Compensation Committee is an executive officer of another entity for which any of our executives serve as a compensation committee member. In addition, none of our executive officers served as a director for a company that employs, as an executive officer, any of our directors.

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ANALYSIS OF RISK IN COMPENSATION PRACTICES

Consistent with the SEC’s disclosure requirements, the Company has assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management has evaluated the Company’s executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices, analysis to identify risks and risk controls related to our compensation programs and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to Company strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our Company’s ability to effectively identify and manage significant risks and are compatible with effective internal controls and the risk management practices of the Company.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in the Company’s business or risk profile.

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EXECUTIVE COMPENSATION TABLES

In this section, we provide tabular and narrative information regarding the compensation of our CEO, CFO and the next three most highly compensated executive officers who served in those capacities as of December 31, 2013.

Summary Compensation Table for 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Anand Vadapalli President and Chief Executive Officer	2013 2012 2011	450,002 450,002 438,079	81,000 - -	823,201 420,298 334,279	- - -	889,059 371,408 418,611	29,814 27,697 31,366	10,500 10,500 29,971	2,283,576 1,279,905 1,252,306
Wayne P. Graham Chief Financial Officer	2013 2012 2011	302,693 250,001 178,847	30,000 - -	316,483 170,266 108,217	- - -	364,614 213,838 177,702	25,518 23,048 13,096	- - -	1,039,308 657,153 477,862
David C. Eisenberg Sr. Vice President and Chief Revenue Officer	2013 2012 2011	298,077 52,885 -	27,000 - -	192,943 38,094 -	- - -	328,561 52,147 -	25,519 263,387 -	- 472,276 -	872,100 878,790 -
James R. Johnsen Sr. Vice President, Human Resources and Process Transformation	2013 2012 2011	280,193 235,000 10,846	20,000 - 50,000	268,136 147,873 58,946	- - -	324,651 193,957 13,257	- - -	- - -	892,980 576,830 133,049
Leonard A. Steinberg Sr. Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary	2013 2012 2011	286,155 239,232 220,002	30,000 50,000 -	247,216 167,063 126,974	- - -	347,955 200,244 163,824	15,783 9,998 15,356	- 11,354 -	927,109 677,891 526,156

(1)	Amounts represent merit awards earned by each NEO in recognition of leadership in the successful formation of AWN in 2013.

(2)	Amounts shown for 2013 represent the grant date fair value of awards considered to be granted in 2013 for purposes of Topic 718, as determined in accordance with the requirement of Topic 718, excluding the effect of estimated forfeitures. For 2013, the amount shown comprises (i) RSU awards that were granted in 2013, (ii) one-third of the PSU awards approved by the Compensation Committee in 2011, representing the portion relating to 2013 performance and with respect to which the applicable performance target was established in 2013, (iii) two-thirds of the PSU awards approved by the Compensation Committee in 2012, representing the portions relating to 2013 and 2014 performance and with respect to which the applicable performance targets were established in 2013, and (iv) the entire grant of PSU awards approved by the Compensation Committee in 2013, relating to 2013, 2014 and 2015 performance and with respect to which the applicable performance targets were established in 2013. For the PSU awards, the amount shown is based on the probable outcome (which reflects full 100% vesting of the awards.) Therefore, the probable outcome and the maximum outcome are the same. Assumptions used in calculating these amounts are included in Note 13 to our audited financial statements for the year ended December 31, 2013 included in the 2013 Annual Report. No dividends are paid on unvested RSU or PSU grants.

(3)	Amounts represent (i) annual cash incentive payments under our 2013 annual cash incentive program, (ii) the portion of our NEOs’ long-term cash incentive award granted in 2013 that was earned based upon achievement of specified Company performance targets for 2013, and (iii) amount earned for 2013 in relation to the cash-based portion of the 2013 PSU grant, based upon attainment of the Leverage ratio performance goal at better than the target level. Amounts reported for each year are based on performance in such year, even if paid subsequent to year end.

(4)	Based on vested benefits under the Alaska Electrical Pension Plan (“AEPP”), a multi-employer defined benefit plan. The Company does not administer the plan, and the amounts provided are estimates.

(5)	Mr. Vadapalli received an automobile allowance of $10,500 in 2013.

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Grants of Plan-Based Awards for 2013

The following table sets forth each grant of an award including equity and non-equity awards made to each NEO during the year ended December 31, 2013. Actual future payouts of non-equity incentive plan awards may vary from the estimates set forth below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(5)				All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
											(#)		($)
Anand Vadapalli	-	-	-	450,000	900,000	(1)	-	-	-		-		-
	3/29/2013	3/29/2013	180,000	360,000	720,000	(2)	-	-	-		-		-
	3/29/2013	3/29/2013	-	0	315,000	(3)	-	-	-		-		-
	3/29/2013	3/29/2013	217,500	435,000	870,000	(4)	-	-	-		-		-
	3/20/2013	3/29/2013	-	-	-		-	-	-		215,569	(8)	360,000
	3/29/2013	3/29/2013	-	-	-		94,312	188,623	188,623	(5)	-		315,000
	3/29/2013	3/19/2012	-	-	-		-	71,263	71,263	(6)	-		119,009
	3/29/2013	7/12/2011	-	-	-		-	17,480	17,480	(7)	-		29,192
Wayne P. Graham	-	-	-	183,000	274,500	(1)	-	-	-		-		-
	3/29/2013	3/29/2013	75,000	150,000	300,000	(2)							-
	3/29/2013	1/11/2013	-	0	131,250	(3)							-
	1/11/2013	1/11/2013	-	-	-		-	-	-		73,529	(8)	-
	3/29/2013	1/11/2013	-	-	-		32,169	64,338	64,338	(5)	-		107,444
	3/29/2013	3/19/2012	-	-	-		-	29,693	29,693	(6)	-		49,587
	3/29/2013	7/12/2011	-	-	-		-	5,660	5,660	(7)	-		9,452
David C. Eisenberg	-	-	-	180,000	270,000	(1)	-	-	-		-		-
	3/29/2013	3/29/2013	75,000	150,000	300,000	(2)	-	-	-		-		-
	3/29/2013	1/11/2013	-	0	32,812	(3)	-	-	-		-		-
	1/11/2013	1/11/2013	-	-	-		-	-	-		73,529	(8)	149,999
	3/29/2013	1/11/2013	-	-	-		8,042	16,084	16,084	(5)	-		26,860
	3/29/2013	10/22/2012	-	-	-		-	9,631	9,631	(6)	-		16,084
James R. Johnsen	-	-	-	169,200	253,800	(1)	-	-	-		-		-
	3/29/2013	3/29/2013	59,220	118,440	236,880	(2)	-	-	-		-		-
	3/29/2013	1/11/2013	-	0	123,375	(3)	-	-	-		-		-
	1/11/2013	1/11/2013	-	-	-		-	-	-		58,059	(8)	118,440
	3/29/2013	1/11/2013	-	-	-		30,239	60,478	60,478	(5)			100,998
	3/29/2013	3/19/2012	-	-	-		-	27,912	27,912	(6)	-		46,613
	3/29/2013	12/10/2011	-	-	-		-	1,248	1,248	(7)	-		2,084
Leonard A. Steinberg	-	-	-	172,800	259,200	(1)	-	-	-		-		-
	3/29/2013	3/29/2013	72,000	144,000	288,000	(2)	-	-	-		-		-
	3/29/2013	1/11/2013	-	0	126,000	(3)	-	-	-		-		-
	1/11/2013	1/11/2013	-	-	-		-	-	-		70,588	(8)	144,000
	3/29/2013	1/11/2013	-	-	-		30,883	61,765	61,765	(5)	-		103,148
	3/29/2013	3/19/2012	-	-	-		-	28,506	28,506	(6)	-		47,605
	3/29/2013	7/12/2011	-	-	-		-	6,641	6,641	(7)	-		11,090

(1)	Target cash incentive award amounts represent amounts payable under our annual cash incentive program and applicable employment arrangements for performance in 2013 for each of our NEOs. Under the program, the actual incentive payments are based on the Company’s performance relative to the performance target, as adjusted by individual performance. Actual awards could be as low as zero.

(2)	Amounts represent a long-term cash incentive award granted in 2013 that is eligible to be earned over three years. The actual cash payments are based on the Company’s performance relative to the performance target for each year. The maximum amount that can be earned is 200% of the granted amount. Actual pay-outs could also be as low as zero.

(3)

Amounts represent a long-term cash award granted in 2013 in conjunction with our 2013 PSU grants that is eligible to be earned over three years, if the Company attains the performance goals as set forth for the grant. Actual pay-outs could also be as low as zero. If the Company attained the goal set forth for the 2013 PSU grant

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at the target level, no amount of the cash incentive award would be paid. The cash incentive award would be earned only to the extent the Company’s performance is better than the performance goal. The amount earned would be as low as zero upon achievement of the target.

(4)	Amount represents a long-term cash award granted in 2013 that is eligible to be earned over two years, beginning in 2014. The actual cash payments are based on the Company’s performance relative to the performance target. The maximum amount that can be earned is 200% of the granted amount. Actual pay-outs could also be as low as zero.

(5)	Represents the PSUs granted in 2013 with respect to which the applicable performance targets were established in 2013. The grants are eligible to vest over three years based upon achievement of performance goals.

(6)	Represents the PSUs granted in 2012 with respect to which the applicable performance targets were established in 2013. The grants are eligible to vest over two years based upon achievement of performance goals.

(7)	Represents the PSUs granted in 2011 with respect to which the applicable performance targets were established in 2013.

(8)	Represents the 2013 grant of RSUs that are subject to a three-year, time based vesting schedule.

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Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth unexercised options, RSUs that have not vested and equity incentive plan awards for each NEO outstanding as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Anand Vadapalli	-	-	-	15,910	(2)	33,729	-		-
	-	-	-	23,865	(3)	50,594	-		-
	-	-	-	10,783	(4)	22,860	-		-
	-	-	-	8,610	(5)	18,253	-		-
	-	-	-	215,569	(6)	457,006	-		-
	-	-	-	-		-	17,480	(9)	37,058
	-	-	-	-		-	71,263	(10)	151,078
	-	-	-	-		-	188,623	(11)	399,881
Wayne P. Graham	-	-	-	2,788	(5)	5,911	-		-
	-	-	-	73,529	(7)	155,881	-		-
	-	-	-	-		-	5,660	(9)	11,999
	-	-	-	-		-	29,693	(10)	62,949
	-	-	-	-		-	64,338	(11)	136,397
David C. Eisenberg	-	-	-	7,880	(8)	16,706	-		-
	-	-	-	73,529	(7)	155,881	-		-
	-	-	-	-		-	9,631	(10)	20,418
	-	-	-	-		-	16,084	(11)	34,098
James R. Johnsen	-	-	-	3,785	(5)	8,024	-		-
	-	-	-	58,059	(7)	123,085	-		-
	-	-	-	-		-	1,248	(9)	2,646
	-	-	-	-		-	27,912	(10)	59,173
	-	-	-	-		-	60,478	(11)	128,213
Leonard A. Steinberg	-	-	-	14,184	(2)	30,070	-		-
	-	-	-	21,275	(3)	45,103	-		-
	-	-	-	7,716	(4)	16,358	-		-
	-	-	-	3,207	(5)	6,799	-		-
	-	-	-	68,376	(7)	144,957	-		-
	-	-	-	-		-	6,641	(9)	14,079
	-	-	-	-		-	28,506	(10)	60,433
	-	-	-	-		-	61,765	(11)	130,942

(1)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market.

(2)	Represents performance accelerated restricted stock units (“PARSUs”) granted under our prior equity incentive program with a cliff vest date of January 1, 2014. We did not meet our performance targets for 2009 or 2011, so this grant did not accelerate to an earlier vest date.

(3)	Represents long-term PARSUs with a cliff vest date of January 1, 2014. We determined that we did not meet the cumulative Company goals for the three year period from 2009 through 2011; so, this grant did not accelerate to an earlier vest date.

(4)	Represents PARSUs with a cliff vest date of January 1, 2015. We did not meet our Company performance goals for 2011, so this grant did not accelerate to an earlier vest date.

(5)	Represents RSUs that vested on March 3, 2014.

(6)	Represents RSUs, of which 1/3 vested on March 29, 2014 and the remaining 2/3 will vest in equal portions on March 29, 2015 and March 29, 2016, subject to continued employment.

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(7)	Represents RSUs, of which 1/3 vested on January 11, 2014 and the remaining 2/3 will vest in equal portions on January 11, 2015 and January 11, 2016, generally subject to continued employment.

(8)	Represents RSUs, of which 1/2 vested on March 3, 2014 and the remaining 1/2 will vest on March 2, 2015, generally subject to continued employment.

(9)	Represents PSUs that vested on March 27, 2014, based upon the achievement of Company performance goals established by the Compensation Committee in 2013.

(10)	Represents PSUs that are scheduled to vest in two equal annual installments. We determined that we met the 2013 performance goal for this grant, therefore, 1/2 vested on March 27, 2014. The remaining 1/2 are subject to vest on or before March 31, 2015, based upon Company performance goals established by the Compensation Committee in 2013.

(11)	Represents PSUs that are scheduled to vest in three equal annual installments following the date of grant based upon Company performance goals established by the Compensation Committee in 2013. We determined that we met the 2013 performance goal for this grant, therefore, 1/3 vested on March 27, 2014. The remaining 2/3 are subject to vest on or before March 31, 2015 and 2016, respectively.

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Option Exercises and Stock Vested in 2013

The following table sets forth information regarding stock options exercised and the shares of restricted stock that vested for each of our NEOs in 2013. The value of restricted stock realized is based on the closing price of the shares on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anand Vadapalli	-	-	209,577	375,810
Wayne P. Graham	-	-	59,732	106,323
David C. Eisenberg	-	-	8,755	15,584
James R. Johnsen	-	-	53,238	94,764
Leonard A. Steinberg	-	-	108,859	197,088

2013 Pension Benefits

The table set forth below includes, for each NEO, the number of years of service credited to the NEO under the AEPP as of December 31, 2013. This table includes our estimates of the actuarial present value of each NEO’s accumulated benefit under the AEPP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anand Vadapalli	AEPP	8.00	343,778	-
Wayne P. Graham	AEPP	7.75	344,334	-
David C. Eisenberg	AEPP	6.25	288,906	-
James R. Johnsen	AEPP	2.00	-	-
Leonard A. Steinberg	AEPP	13.00	434,508	-

The AEPP is a non-contributory, multi-employer, defined benefit pension plan administered by a board of trustees. We make contributions on behalf of our employees in accordance with schedules based on wage rates and job classifications, but we do not include the present value of accumulated benefits under the AEPP in our audited financial statements. The amounts shown on the table above are estimates. Vested participants will receive a monthly benefit upon retirement, payable for life based on the contributions made on the participant’s behalf. Mr. Steinberg is the only NEO currently eligible for normal retirement.

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EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment arrangements setting the specific terms of compensation with each of our NEOs. These arrangements are summarized below.

Anand Vadapalli

We entered into an Amended and Restated Employment Agreement with Anand Vadapalli, our President and CEO, effective April 1, 2013 (“Agreement”). The Agreement provides for a three-year employment period through March 30, 2016. No change was made to annual base salary of $450,000 from the previous agreement. Mr. Vadapalli is eligible for target annual cash incentive compensation of not less than his base salary, with the actual amount to be determined each year based on achievement of annual performance objectives set by the Compensation Committee. Mr. Vadapalli is also eligible to receive long-term incentive compensation in the form of time-vested RSUs, performance based PSUs or other equity based awards, or a combination of equity and performance-based cash awards other than the annual cash incentives. To align the interests of Mr. Vadapalli with those of our shareholders, the annual long-term awards will be guided by the principle that annual long-term awards are not less than twice the value of annual base salary. However, the specific quantity and type of long-term awards will be determined annually by the Compensation Committee in the terms and schedule approved by the Board, based on accomplishment of performance objectives set by the Board, subject to the terms of an individual grant award agreement.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan that are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Vadapalli for “good reason,” as those terms are defined in his Agreement, Mr. Vadapalli is entitled to receive post-termination benefits as follows: (i) a cash payment of $900,000; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; (iii) for awards granted in or after 2013, time-vested awards will continue to vest in accordance with their scheduled vesting periods and performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions; (iv) awards granted between 2011 and 2012 will continue to vest in accordance with the terms of the individual equity award agreements (except that, for performance-based awards, the award amount is to be prorated based on the Compensation Committee’s determination of the Company’s performance measured against previously established Company performance targets applicable to the individual awards as of the date of termination of his employment); (v) awards granted prior to 2011 will vest in accordance with the terms of the applicable plan and award agreement; and (vi) monthly payments for up to one year to cover federal medical COBRA premiums in certain circumstances; and reimbursement for relocation expenses of up to $50,000 and reimbursement for realtor commissions on the sale of his residence of up to $50,000, subject to certain conditions.

In the event his employment is terminated by the Company “without cause” or Mr. Vadapalli resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of $1,800,000, plus the cash incentive payments described above; accelerated vesting of all equity awards; monthly payments equal to COBRA health insurance payments for up to 18 months, plus another 6 months at the average rate paid for the prior 18 months under certain circumstances; and the same relocation and realtor commission reimbursements as described above.

Should Mr. Vadapalli’s employment terminate due to death or disability, as such terms are defined in his Agreement, Mr. Vadapalli, or his estate, would be eligible to receive (i) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; (ii) for awards granted in or after 2013, time-vested awards will accelerate and vest upon termination and performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions; (iii) awards granted between 2011 and 2012 will continue to vest in accordance with the terms of the individual equity award agreements (except that, for performance-based awards, the award amount is to be prorated based on the Compensation Committee’s determination of the Company’s performance measured against previously established Company performance targets applicable to the individual awards as of the date of termination of his employment); (iv) awards granted prior to 2011 will vest in accordance with the terms of the applicable plan and award agreement.

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The following table sets forth the payments and benefits Mr. Vadapalli would have received, assuming a termination of his employment in the following scenarios on December 31, 2013, and is based on the provisions of the Agreement in effect as of that date.

Termination Event	Base Salary	Annual Cash Incentive	Long- Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$900,000	$544,059	$345,000	(1)	$805,471	(3)	$121,343	(5)	$2,715,873
Death	-	544,059	345,000	(1)	828,331	(3)	-		1,717,390
Disability	-	544,059	345,000	(1)	828,331	(3)	-		1,717,390
Change- in-control	$1,800,000	$544,059	$900,000	(2)	$1,170,456	(4)	$142,685	(6)	$4,557,200	(7)
Company with cause or employee without good reason	-	-	-		-		-		-

(1)	Includes long-term incentive cash awards that would be payable based upon achievement of Company goals for 2013. An additional target amount of $240,000, with a maximum payout of an additional $1,110,000, would be subject to vesting upon certification of achievement of Company goals for 2014 and 2015.

(2)	Includes long-term incentive cash awards that would be payable in a termination in connection with a change in control as defined in Mr. Vadapalli’s Agreement.

(3)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013. Additionally, 125,749 PSUs, not included in this amount, would be subject to continued vesting if future Company performance goals are met.

(4)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013. Approximately $107,183 of this amount would vest under the terms our prior 1999 stock incentive plan in a change of control without an accompanying termination of employment.

(5)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination, reimbursement of up to $50,000 each for realtor commission and relocation costs to the contiguous United States are paid.

(6)	Assumes COBRA health insurance coverage is reimbursed for the maximum period of 24-months following termination, and reimbursement of $50,000 each for realtor commission and relocation costs to the contiguous United States are paid.

(7)	Per Mr. Vadapalli’s Agreement, if a change-of-control event had occurred on December 31, 2013, this amount would have been reduced to approximately $2.9 million, pursuant to provisions in Mr. Vadapalli’s employment agreement that provide for change-of-control related payments to him to be reduced in the event such reduction would place him in a better net after-tax position due to the potential application of Sections 280G and 4999 of the Internal Revenue Code (“the Code”) and associated Treasury Regulations.

Wayne P. Graham

Mr. Graham joined the Company as our CFO on April 1, 2011. Under the terms of his 2013 employment arrangement he received an annual base salary of $300,000 and a target annual cash incentive of $180,000. His arrangement also provided that Mr. Graham was eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash with a total grant value of approximately 100% of his base salary. On September 23, 2013, his annual base salary was increased to $320,000 with a target annual cash incentive of $192,000.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

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Upon a termination by the Company “without cause” or resignation by Mr. Graham for “good reason,” Mr. Graham is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.12 to our annual report on Form 10-K, filed on March 27, 2014. For Mr. Graham, the severance benefits include a cash payment of $640,000 and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Graham resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of $640,000, reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Graham at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Graham would have received, assuming a termination of his employment in the following scenarios on December 31, 2013.

Termination Event	Base Salary	Annual Cash Incentive	Long- Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$640,000	-	-		-		$21,343	(4)	$661,343
Death	-	$220,864	$143,750	(1)	$250,730	(2)	-		615,344
Disability	-	$220,864	$143,750	(1)	250,730	(2)	-		615,344
Change- in-control	$640,000	-	-		$392,851	(3)	$21,343	(4)	$1,054,194
Company with cause or employee without good reason	-	-	-		-		-		-
									-

(1)	Includes long-term incentive cash awards that would be payable based upon achievement of Company goals for 2013.

(2)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013. Additionally, 52,191 PSUs, not included in this amount, would be subject to continued vesting if future Company performance goals are met.

(3)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013.

(4)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

David C. Eisenberg

Mr. Eisenberg re-joined the Company in October 2012 as our Senior Vice President and Chief Revenue Officer. The terms of his 2013 employment arrangement include an annual base salary of $300,000 and a target annual cash incentive of $180,000. His arrangement also provided that Mr. Eisenberg was eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash with a total grant value of approximately 100% of his base salary.

Mr. Eisenberg is also eligible to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Eisenberg for “good reason,” Mr. Eisenberg is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.12 to our annual report on Form 10-K, filed on March27, 2014. For Mr. Eisenberg, the severance benefits include a cash payment of $600,000 and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Eisenberg resigns for “good reason” in connection with a change of control of the Company, severance payments

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include a cash payment of $600,000, reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Eisenberg at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Eisenberg would have received, assuming a termination of his employment in the following scenarios on December 31, 2013.

Termination Event	Base Salary	Annual Cash Incentive	Long- Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$600,000	-	-		-		$6,607	(4)	$606,607
Death	-	$180,000	$110,937	(1)	$194,160	(2)	-		485,097
Disability	-	$180,000	$110,937	(1)	194,160	(2)	-		485,097
Change- in-control	$600,000	-	-		$227,103	(3)	$6,607	(4)	$833,710
Company with cause or employee without good reason	-	-	-		-		-		-

(1)	Includes long-term incentive cash awards that would be payable based upon achievement of Company goals for 2013.

(2)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013. Additionally, 10,723 PSUs, not included in this amount, would be subject to continued vesting if future Company performance goals are met.

(3)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013.

(4)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

James R. Johnsen

Mr. Johnsen joined the Company in December 2011 as our Senior Vice President of Human Resources and Process Transformation. The terms of his 2013 employment arrangement include an annual base salary of $282,000 and a target annual cash incentive of $169,200. His arrangement also provided that Mr. Johnsen was eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash with a total grant value of approximately 84% of his base salary.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Johnsen for “good reason,” Mr. Johnsen is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.12 to our annual report on Form 10-K, filed on March 27, 2014. For Mr. Johnsen, the severance benefits include a cash payment of $564,000 and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Johnsen resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of $564,000, reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Johnsen at the time of termination of his employment.

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The following table sets forth the payments and benefits Mr. Johnsen would have received, assuming a termination of his employment in the following scenarios on December 31, 2013.

Termination Event	Base Salary	Annual Cash Incentive	Long- Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$564,000	-	-		-		$16,096	(4)	$580,096
Death	-	$204,566	$120,085	(1)	$352,919	(2)	-		677,570
Disability	-	$204,566	$120,085	(1)	352,919	(2)	-		677,570
Change- in-control	$564,000	-	-		$467,984	(3)	$16,096	(4)	$1,048,080
Company with cause or employee without good reason	-	-	-		-		-		-

(1)	Includes long-term incentive cash awards that would be payable based upon achievement of Company goals for 2013.

(2)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013. Additionally, 40,319 PSUs, not included in this amount, would be subject to continued vesting if future Company performance goals are met.

(3)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013.

(4)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Leonard A. Steinberg

Mr. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs. The terms of his 2013 employment arrangement include an annual base salary of $288,000 and a target annual cash incentive of $172,800. His arrangement also provided that Mr. Steinberg was eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash, with a total grant value of approximately 100% of his base salary.

Mr. Steinberg is also entitled to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Steinberg for “good reason,” Mr. Steinberg is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.12 to our annual report on Form 10-K, filed on March 27, 2014. For Mr. Steinberg, the severance benefits include a cash payment of $576,000 and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Steinberg resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of $576,000, reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Steinberg at the time of termination of his employment.

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The following table sets forth the payments and benefits Mr. Steinberg would have received, assuming a termination of his employment in the following scenarios on December 31, 2013.

Termination Event	Base Salary	Annual Cash Incentive	Long- Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$576,000	-	-		$320,195	(2)	$22,873	(5)	$919,068
Death	-	$209,955	$138,000	(1)	320,195	(3)	-		668,150
Disability	-	$209,955	$138,000	(1)	320,195	(3)	-		668,150
Change- in-control	$576,000	-	-		437,706	(4)	$22,873	(5)	$1,036,579
Company with cause or employee without good reason	-	-	-		$320,195	(2)	-		320,195

(1)	Includes long-term incentive cash awards that would be payable based upon achievement of Company goals for 2013.

(2)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013. Amount represents awards that would vest under the terms of the award agreement due to retirement eligibility.

(3)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013. Additionally, 41,177 PSUs, not included in this amount, would be subject to continued vesting if future Company performance goals are met.

(4)	Based on the closing price on December 31, 2013 of $2.12 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested RSUs and PSUs as of December 31, 2013. Approximately $91,531 of this amount would vest under the terms our prior 1999 stock incentive plan in a change of control without an accompanying termination of employment.

(5)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

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PROPOSAL 3: APPROVAL OF OUR AMENDED AND RESTATED 2011 INCENTIVE AWARD PLAN

General

We are asking our shareholders to approve (i) an amendment to the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan (the “2011 Plan”), which will increase by 4,000,000 the number of shares reserved for future issuance under our 2011 Plan and (ii) the material terms of performance goals that may apply to awards granted under the 2011 Plan, as described under the sub-heading “Performance Awards” below. No other changes have been made to the 2011 Plan, other than to clarify that options and stock appreciation rights are not permitted to be repriced and that options and stock appreciation rights may not have a term of greater than ten years. On March 4, 2014 our Board approved the amendment to the 2011 Plan, subject to shareholder approval. If this Proposal 3 is not approved by our shareholders, the amendment to the 2011 Plan will not become effective, but the 2011 Plan will remain in effect in accordance with its present terms.

The information provided in this Proposal 3 is intended to assist our shareholders in deciding how to cast their votes on the 2011 Plan amendment. This overview and the discussion of the 2011 Plan and its benefits set forth in this proxy statement are qualified in their entirety by reference to the full text of the 2011 Plan, which is attached as Appendix A to this proxy statement.

Background and Purpose

We provide equity compensation to our employees as an incentive to increase long-term shareholder value. The purposes of the 2011 Plan are to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to our employees and promote the success of our business. We believe that equity awards should be a key part of executive compensation because they promote employee attention to the importance of running the business with a focus on drivers of shareholder value, and that equity awards contribute to a comprehensive compensation program that enables us to compete effectively for the best talent available.

Our shareholders approved the 2011 Plan at the Annual Meeting held on June 10, 2011. As adopted, the 2011 Plan provided that up to 3,676,746 shares of our common stock would be made available to be issued or transferred as awards under the 2011 Plan. All remaining shares that had been previously allocated to the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan and the ACS 1999 Non-Employee Director Stock Compensation Plan (“Prior Plans”) were transferred to the 2011 Plan. To the extent that any outstanding awards under the Prior Plans are forfeited or expire or such awards are settled in cash, such shares will again be made available for future grants under the 2011 Plan. No awards have been granted under the Prior Plans since June 10, 2011 and all future awards will be granted under the 2011 Plan.

There were 1,553,694 shares remaining available for awards under the 2011 Plan as of December 31, 2013, which is the only plan under which equity awards can currently be made to our employees, consultants, and non-employee directors. We believe that unless shareholders approve this amendment to the 2011 Plan, shares to grant under the 2011 Plan will be depleted by the end of 2014. If we run out of shares under the 2011 Plan, it will severely diminish the viability of this critical employee incentive compensation program. We are asking shareholders to approve the amendment to the 2011 Plan so that the Company can continue to attract, retain and provide equity incentives to our employees.

As a result, the Compensation Committee recommended, and our Board approved, subject to shareholder approval, the proposed amendment to the 2011 Plan. Your approval of this proposal will provide us with the basis for future long-term incentive compensation awards by stock grants.

Determination of Share Increase.

In making its recommendation to the Board to increase the 2011 Plan share reserve by 4,000,000 shares, the Compensation Committee reviewed analyses of our historical and expected annual grant rates, total potential dilution under the 2011 Plan, and the value of awards granted and available for future grant prepared by management and F.W. Cook, its independent compensation consultant. The Compensation Committee also considered the policies of proxy advisory services and various institutional investors. Specifically, the Compensation Committee considered that:

—	In 2013, 2012 and 2011, we granted equity awards representing a total of approximately 1,585,838, 1,308,476 and 688,559 shares, respectively. This represented 2.6% of weighted average basic common shares outstanding over the three-year period.

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—	As of 12/31/13, total potential dilution under the 2011 Plan was 6.6% of fully diluted shares outstanding, which consisted of 3.8% of fully diluted shares outstanding attributable to outstanding employee grants and 2.8% of fully diluted shares outstanding related to the shares that were available for future grant under the 2011 Plan.

—	Total potential dilution, including the 4,000,000 shares requested in this Proposal 3, would represent 13.7% of fully diluted shares outstanding.

—	The total aggregate value of the additional 4,000,000 shares being requested under the 2011 Plan (i.e., excluding shares remaining available for grant under the 2011 Plan), is roughly $8.5 million based on the closing price for one share of our common stock on December 31, 2013. If we do not increase the shares available for issuance under our 2011 Plan, then based on historical usage rates of shares, we would expect to exhaust the share limit under our 2011 Plan by December 31, 2014, at which time we would lose an important compensation tool aligned with shareholder interests to attract, motivate and retain highly qualified talent.

—	If the increase in shares is approved, based on historical and expected usage, we estimate that the newly replenished 2011 Plan would be sufficient for approximately three to four years of awards; however, noting that future circumstances may require us to change our current equity grant practices. Based on the foregoing, we expect that we would likely require an additional increase to the share reserve under the 2011 Plan before the end of 2017 (again, the share reserve could last a longer or shorter period of time depending on the future price of our shares, future award levels/amounts and other unpredictable events).

—	Typical peer group practices with respect to annual grant rates, total potential dilution under employee stock plans, and the value of equity awards outstanding, all of which have been reviewed within the past two years.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to attract and retain employees in the competitive labor markets in which we compete, the Board believes that the size of the share reserve under the 2011 Plan is reasonable and appropriate at this time. The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

As of December 31, 2013, there were approximately 2,130,000 shares subject to outstanding RSU and PSU awards under our stock plans (excluding roughly 171,000 shares in outstanding awards that had already fully vested7 as of December 31, 2013) with a weighted average remaining years to vest of 1.75. In addition, as of December 31, 2013, there were 23,800 stock options outstanding with a weighted average price of $5.36 and weighted average remaining years to expiration of .57. As mentioned above, there were 1,553,694 shares remaining available for future grants under the 2011 Plan.

If our shareholders do not approve this proposal, the 2011 Plan will remain in effect as originally adopted. In that case we would be limited in our ability to continue to offer equity as a portion of our compensation program. We anticipate that we will have difficulty attracting, retaining, and motivating employees, advisors, officers and directors if we are unable to make equity awards. In addition, we believe that equity awards are an effective compensation vehicle because they offer significant potential value with a smaller impact on current income and cash flow.

7  The 171,000 shares were granted and vested for services provided by non-employee directors and have been deferred until retirement from our Board.

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Section 162(m) of the Code

The Board of Directors believes that it is in the best interests of the Company and its shareholders to provide for an equity incentive plan under which compensation awards made to the Company’s executive officers may be eligible to qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2011 Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to the $1,000,000 deductibility cap under Section 162(m), however, there is no guarantee that amounts payable under the 2011 Plan will be treated as qualified “performance-based compensation” under Section 162(m). In general, under Section 162(m), for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that when the Company has discretion in setting performance goals under which compensation may be paid the material terms of the performance goals must be disclosed to and approved by the Company’s shareholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2011 Plan, each of these aspects is discussed below, and, as noted above, approval of the 2011 Plan itself will constitute approval of each of these aspects of the 2011 Plan for purposes of the approval requirements of Section 162(m).

Description of the 2011 Plan (as proposed to be amended).

Administration. The 2011 Plan will be administered by the Compensation Committee (or another committee or sub-committee of the Board assuming the functions of the Compensation Committee in the future). As the administrator of the 2011 Plan, the Compensation Committee has the authority to interpret the 2011 Plan, determine the types and number of awards, the number of shares to be awarded, to approve all awards made under the 2011 Plan, and carry out other functions as set forth in the 2011 Plan. To the extent allowed by law, the Compensation Committee may delegate the authority to grant awards or take other administrative actions under the 2011 Plan to certain officers of the Company, subject to the limitations and restrictions set by the Compensation Committee or the Board. Notwithstanding its authority to delegate, the full Board must administer the 2011 Plan with respect to awards granted to non-employee directors.

Share Counting Provisions. In general, only when awards granted under the 2011 Plan expire, lapse, are cancelled, or paid in cash, the shares reserved for those awards are returned to the share reserve and available for future issuance under the 2011 Plan. The 2011 Plan does not allow the share pool available for incentive grants to be recharged or replenished with shares that:

—	are tendered or withheld to satisfy exercise price or withholding obligations;

—	are subject to a stock appreciation right but are not issued in connection with the stock settlement of the stock appreciation right; or

—	the Company purchases on the open market with cash proceeds from the exercise of options that may be granted under the 2011 Plan.

Eligibility. Awards may be made to individuals who are directors, officers, employees or consultants of the Company, or any of its subsidiaries, as defined in the 2011 Plan, and as determined by the Compensation Committee.

Types of Awards. The 2011 Plan authorizes the grant of the following types of incentive awards to eligible individuals: a performance award (which may include, but is not limited to, a performance award that is paid in cash, PSUs or a combination of both); restricted stock award; restricted stock unit award; dividend equivalent award, deferred stock award; deferred stock unit award; stock payment award; a stock appreciation right, or stock option; any of which may be awarded in accordance with the terms of the 2011 Plan. Awards to eligible individuals shall be subject to the terms of an individual award agreement between the Company and the individual, which must be signed indicating its acceptance by the participant. Awards to non-employee directors of the Company will be subject to the terms of the Non-Employee Director Compensation Policy, which must be approved by the full Board, and may be modified from time to time by the Board in the future.

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Performance Awards. Performance Awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals (including performance stock units and cash incentive awards). Performance Awards may be made by the Compensation Committee to any eligible individual under the 2011 Plan. The Compensation Committee will determine the specific performance goals and criteria to be applied to determine vesting of each award, and the time periods over which performance will be measured. Performance Awards only vest if the specific performance goals or criteria are met, and may be paid to the recipient as cash incentive payments, shares of stock or a combination of cash and shares, as determined by the Compensation Committee. Performance Awards are forfeited if the performance goals (as defined by the Compensation Committee), are not satisfied by the conclusion of the performance period set by the Compensation Committee.

The Compensation Committee will determine whether specific Performance Awards are intended to constitute “qualified performance-based compensation,” or “QPBC,” within the meaning of Section 162(m). To qualify as QPBC, the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m). Section 162(m) imposes a $1 million cap on the compensation deduction that the Company may take in respect of compensation paid to our Chief Executive Officer and our next three most highly compensated employees (other than our Chief Financial Officer). However, compensation that qualifies as QPBC is excluded from the calculation of the $1 million cap, and thus remains deductible.

In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Compensation Committee and linked to shareholder-approved performance criteria. For purposes of the 2011 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, either for the entire Company or a subsidiary, division, business unit, business line, affiliated business in which the Company has an equity or financial interest, or an individual, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) period end liquidity position; (viii) return on assets (including on net assets); (ix) return on capital, including cash flow return on capital; (x) return on shareholders’ equity; (xi) total shareholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs; (xv) funds from operations; (xvi) expenses; (xvii) working capital; (xviii) earnings per share; (xix) adjusted earnings per share; (xx) price per share of common stock; (xxi) regulatory body approval for commercialization of a product; (xxii) implementation or completion of critical projects; (xxiii) market share; and (xxiv) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2011 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

Restricted Stock. The Compensation Committee may make awards of restricted stock to eligible individuals in such amounts and at purchase prices to be established by the Compensation Committee in connection with each award. Such awards will be subject to restrictions and other terms and conditions as are established by the Compensation Committee. Upon issuance of restricted stock, recipients generally have the rights of a shareholder with respect to such shares, subject to the limitations and restrictions established by the Compensation Committee in the award program or the individual award agreement. Such rights generally include the right to receive dividends and other distributions in relation to the award. Except as otherwise determined by the Compensation Committee, restricted stock awards will lapse and immediately be surrendered to the Company without payment of consideration if the recipient terminates service to the Company before the restrictions on the award have expired.

Restricted Stock Units. The 2011 Plan authorizes awards of restricted stock units to eligible individuals in amounts and at purchase prices and upon such other terms and conditions as are established by the Compensation Committee for each award. Restricted stock unit awards entitle recipients to acquire shares of the Company’s stock in the future under certain conditions. No dividends are accumulated or paid in regard to restricted stock units until they vest. Unless otherwise determined by the Compensation Committee, restricted stock unit awards will be forfeited immediately if the participant ceases providing services for the Company before the award has vested. In addition, holders of restricted stock units generally have no rights of ownership or as shareholders in relation to the award, unless and until the restrictions lapse and the restricted stock unit award vests in accordance with the terms of the grant.

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Dividend Equivalents. Dividend equivalents may be granted by the Compensation Committee based on the dividends declared on common stock of the Company between the date of the award and the date that the award vests, is exercised, distributed or expires. Dividend equivalents are converted to cash or additional shares of stock based on terms and limitations established by the Compensation Committee. In addition, dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to the vesting of such award will only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests. No dividend equivalents are payable with respect to options or stock appreciation rights.

Deferred Stock and Deferred Stock Units. Under the 2011 Plan, the Compensation Committee may grant deferred stock or deferred stock units to an eligible participant on such terms and conditions, and subject to a vesting schedule, as may be determined by the Compensation Committee. Unless otherwise provided by the Compensation Committee, a holder of deferred stock or deferred stock units has no rights as a Company shareholder until such time as the award vests, all applicable conditions have been satisfied, and the stock has been issued to the holder.

Stock Payments. The Compensation Committee is authorized to make stock payments to any eligible individual under the 2011 Plan. Stock payments may be made in lieu of base salary, cash incentives, fees or other cash compensation otherwise payable to the recipient. The number or value of shares to be awarded, conditions and criteria for vesting, and the vesting schedule, will be set by the Compensation Committee. Holders of stock payment awards have no rights as a shareholder until the stock payment has vested and the shares underlying the award have been issued.

Stock Appreciation Rights. The Compensation Committee is authorized to grant stock appreciation rights to eligible recipients in its discretion, on such terms and conditions as it may determine, consistent with the 2011 Plan. A stock appreciation right entitles the holder to exercise the stock appreciation right to acquire shares of the Company’s stock upon exercise within a specified time period from the date of the grant. Subject to the provisions of the stock appreciation right award agreement, the recipient may receive from the Company an amount determined by multiplying the difference between the price per share of the stock appreciation right and the value of the share on the date of exercise by the number of shares of common stock subject to the award. The maximum term for which stock appreciation rights may be exercisable under the 2011 Plan is ten years.

Stock Options. The exercise price per share for each stock option shall be set by the Compensation Committee, but shall not be less than the fair market value on the date of the grant (or 110% of the price of an incentive stock option in the case of an individual who, on the date of the grant, owns or is deemed to own shares representing more than 10% of the stock of the Company). The term of any option award may not be longer than ten years (or five years in the case of an incentive stock option granted to a 10% shareholder of the Company). The Compensation Committee will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to the ten year limitation.

Incentive Stock Options. Incentive stock options may be granted only to employees of the Company. No person who qualifies as a greater-than-10% shareholder of the Company may be granted an incentive stock option, unless such incentive stock option conforms to the applicable provisions of Section 422 of the Code.

Non-Qualified Stock Options.   With the consent of the holder, the Compensation Committee is authorized to modify any incentive stock option granted under the 2011 Plan to disqualify the option from treatment as an incentive stock option under Section 422 of the Code.

Prohibition on Re-pricing. Under the 2011 Plan, the Compensation Committee may not, without the approval of the shareholders of the Company, authorize the re-pricing of any outstanding option or stock appreciation right to reduce its price per share, or cancel any option or stock appreciation right in exchange for cash or another award when the price per share exceeds the Fair Market Value (as that term is defined in the 2011 Plan) of the underlying shares

Change in Control. In general, notwithstanding a Change in Control event (as that term is defined in the 2011 Plan), each outstanding award shall continue in effect or be assumed or an equivalent award substituted by the successor corporation. No single-trigger vesting acceleration applies under the 2011 Plan in connection with a change in control. However, in the event the successor corporation refuses to assume or substitute for the

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award the Compensation Committee shall cause any or all of such awards to become fully exercisable immediately prior to the consummation of the transaction and all forfeiture restrictions to lapse, and so notify the holder. Regardless of any Change in Control, no adjustment or other action will be authorized for awards that are intended to qualify as QPBC, which would cause such awards to fail to continue to qualify as QPBC, unless the Compensation Committee determines that the award shall not qualify, and no adjustment will be authorized that would cause the 2011 Plan to violate Section 422(b)(1) of the Code, or would result in short swing profits under Section 16 of the Exchange Act, or violate the exemptive conditions of Rule 16b-3 under the Exchange Act, unless the Compensation Committee determines the award is not to comply.

Certain Transactions. The Compensation Committee has broad discretion to equitably adjust the provisions of the 2011 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the Compensation Committee will make equitable adjustments to the 2011 Plan and outstanding awards.

Amendment and Termination. The Compensation Committee or the Board may amend, modify, suspend or terminate the 2011 Plan, as it deems necessary or appropriate in the best interests of the Company, without the approval of shareholders. However, the Compensation Committee must obtain the consent of any award holder before taking any action that impairs any rights or obligations of the holder (unless the award expressly provides otherwise). Further, it may not, without the approval of the Company’s shareholders, make any amendment to the 2011 Plan that would: (i) increase the limits on the maximum number of shares that may be issued under the 2011 Plan; (ii) decrease the share price on outstanding stock option or stock appreciation right granted under the 2011 Plan; or (iii) cancel any stock option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares.

Forfeiture and Clawbacks. The 2011 Plan provides the Compensation Committee with the authority to require, in an award agreement made under the 2011 Plan or otherwise, that an individual in receipt of any award agree that any proceeds, gains or other economic benefit obtained in connection with any award, must be repaid to the Company (and the award shall terminate and any exercisable portion be forfeited), if the holder is terminated for cause (as such term is defined by the Compensation Committee), or violates a non-competition requirement applicable to the individual. In addition, all awards made under the 2011 Plan are subject to any “clawback” requirements imposed by law (including under the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act) or a “Clawback Policy” adopted by the Compensation Committee, as such laws or Company policy may be amended from time to time in the future.

Federal Income Tax Considerations. The following discussion summarizes the federal income tax consequences with respect to awards made under the 2011 Plan, as well as certain tax considerations with respect to the Company’s ability to deduct payments made in connection with the 2011 Plan. This summary is not intended to be a complete and accurate statement of applicable law, nor does it address state, local or foreign tax considerations. It is intended for the information of shareholders considering how to vote with respect to the 2011 Plan and not as tax guidance to participants in the 2011 Plan. Different tax rules may apply to specific individuals and transactions under the 2011 Plan.

Stock Options. A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares over the option exercise price. The cost basis of the shares acquired for capital gain treatment is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of granting of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain treatment is the option exercise price; any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less) over the option exercise price. For capital gain treatment on such a disposition, the tax basis of the shares will be their fair market value at the time of exercise.

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Stock Appreciation Rights.   No ordinary income will be realized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares or other property received upon the exercise.

Restricted Stock, Performance and Restricted Stock Unit Awards. The participant will not realize ordinary income on the grant of a restricted stock award (or a Performance Award if the shares are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code, to include as ordinary income in the year the shares are granted, an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested.

The participant will not realize ordinary income on the grant of a restricted stock unit award (or a Performance Award under which shares are not issued on grant) but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award.

Upon disposition of shares acquired under a restricted stock award, Performance Award or restricted stock unit award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.

Company Tax Deduction. The Company generally will be entitled to a tax deduction in connection with an award under the 2011 Plan, subject to the provisions of Section 162(m), in an amount equal to the ordinary income realized by a participant and at the time the participant realizes such income (for example, on the exercise of a nonqualified stock option). As noted above, Section 162(m) may limit the deductibility of compensation paid to the Company’s CEO and to each of the next three most highly compensated executive officers other than the Chief Financial Officer. The annual compensation paid to any of these executives will be deductible to the extent that it does not exceed $1 million or if the compensation is “performance-based compensation” under Section 162(m). Compensation attributable to stock options and stock appreciation rights under the 2011 Plan should qualify as performance-based compensation if the awards are made by the Compensation Committee and the exercise or grant price of the award is no less than the fair market value of the common stock on the date of grant. If this proposal 3 is approved, the Compensation Committee intends that compensation attributable to restricted stock awards, restricted stock unit awards and Performance Awards should qualify as performance-based compensation if (i) the compensation is approved by the Compensation Committee, (ii) the compensation is paid only upon the achievement of objective performance goals established in writing by the Compensation Committee (based on the list of performance criteria set forth in the 2011 Plan) while the outcome is substantially uncertain, and (iii) the Compensation Committee certifies in writing prior to the payment of the compensation that the performance goal has been satisfied.

Compliance with Laws. The 2011 Plan is subject to all federal, state, local and foreign laws and regulations that may be applicable, as well as the rules of any securities exchange under which the shares are listed and the regulations of any governmental regulatory authority with jurisdiction. Any shares delivered under the 2011 Plan are issued subject to such laws and other restrictions. Further, to the extent permitted by law, all awards made under the 2011 Plan shall be deemed amended to the extent necessary to comply with any such laws, rules and regulations.

The 2011 Plan provides for the shareholder approval necessary under the Code for performance based executive compensation in excess of $1 million to be deductible by the Company in accordance with Section 162(m) of the Code.

Effective Date. The 2011 Plan took effect after approval by the Company’s shareholders on June 10, 2011. Unless terminated earlier, it will remain in effect until April 19, 2021, the tenth (10th) anniversary of the date the 2011 Plan was approved by the Board.

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Plan Benefits

No plan benefits table for the 2011 Plan is included in this proxy statement. All awards under the 2011 Plan will be granted at the discretion of the Compensation Committee and the Board, and, accordingly, the amount of such awards to be issued is not yet determinable. Discretionary awards may be made under the 2011 Plan to employees, executive officers, and independent contractors. No future awards have been allocated pending shareholder approval. As of April 1, 2014, there were eight executive officers and approximately 833 employees eligible to participate in the 2011 Plan.

Equity Compensation Plan Information.

The following table summarizes information regarding equity awards outstanding and available for future grant as of December 31, 2013.

Equity Compensation Plans	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Approved by security holders:
Stock Options	23,800	$5.36
Restricted Stock	2,300,903	$-	2,747,216	(1)

Not approved by security holders:

Restricted stock unit equivalents	-	$-

(1)	As of December 31, 2013, the number of securities remaining for future issuance under equity compensation plans includes 1,553,694 shares under the 2011 Plan, and 1,193,522 shares under the Company 2012 Employee Stock Purchase Plan.

Vote Required. For this proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 3 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR Proposal 3.

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PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has unanimously approved the appointment of KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the fiscal year ending December 31, 2014. Although it is not required to do so, the Board is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the shareholders at the 2014 Annual Meeting to ascertain the view of the shareholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.

The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 4. In the event the shareholders fail to ratify the appointment, however, the Audit Committee will reconsider its appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

KPMG has audited the financial statements of the Company since March 2005. The Company expects that a representative of KPMG will be present at the 2014 Annual Meeting to respond to appropriate questions and make a statement, if necessary.

AUDIT FEES

The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the Audit Committee be directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm.

The following summarizes the fees billed to us by KPMG for services rendered in connection with fiscal years 2013 and 2012:

	2013	2012
Audit Fees (1)	$1,098,464	$626,759
Audit Related Fees (2)	-	25,000
Tax Fees	-	-
All Other Fees (3)	-	131,260

Total	$1,098,464	$783,019

(1)	This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our quarterly reports on Form 10-Q, reviews and assessment of our internal controls over financial reporting, and services for SEC filings.

(2)	This category includes fees for audit work performed related to our cost allocation manual attestation in 2012.

(3)	This category includes fees incurred in 2012 relating to the entry into an Asset Purchase and Contribution Agreement for the purpose of combining our wireless network into the Alaska Wireless Network, LLC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services provided by the Independent Auditor. Before the Independent Auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee pre-approves the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the Independent Auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s

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management. The Audit Committee may delegate, to one or more of its designated members, authority to grant pre-approvals, provided such approvals are presented to the full Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Auditor. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

Vote Required. For this proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 4 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR the ratification of the appointment of KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Through our Audit Committee, we require review and approval or ratification of “related-person transactions” between the Company or its subsidiaries and a related person. The Company may enter into a related-person transaction only if the Audit Committee approves or ratifies such transaction and if it determines that the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders. Our Audit Committee and our Nominating Committee each have procedures in place to ensure regular reporting regarding any related-person transactions known to management. Such transactions are a standard agenda item for each of these committees when they meet, and management reports any related-person transactions that have occurred or are proposed.

As documented in our Corporate Governance Principles and Guidelines, we review related-person transactions, following SEC guidelines that define a “related-person transaction” as one in which the Company or a subsidiary participates and that, individually or taken together with other related transactions, exceeds, or is reasonably likely to exceed, $120,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:

—	any director or executive officer;

—	any nominee for election as a director;

—	any security holder who is known by us to own, of record or beneficially, more than 5% of any class of our securities since the beginning of the last fiscal year; or

—	any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

We do not deem a material interest to exist when a covered person’s interest in the transaction results from: (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s proportional participation in a benefit received by him solely as a security holder.

A transaction is deemed to involve us if it involves one of our vendors or partners or any of our subsidiaries and relates to the business relationship between us and that vendor or partner.

There have been no related party transactions since the beginning of the 2013 fiscal year nor are there any such transactions proposed.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee oversees the quality of the Company’s financial reporting process on behalf of the Board. It assists the Board in fulfilling its oversight responsibilities to the shareholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal controls over financial reporting.

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The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG, for the periods covered by this report, all matters required to be discussed pursuant to the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from KPMG a formal written statement describing all relationships between KPMG and the Company that might bear on the auditors’ independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with KPMG any relationships that may impact their objectivity and independence, and satisfied itself as to KPMG’s independence.

The Audit Committee has met with KPMG with and without management present, as deemed appropriate, to discuss the overall scope of KPMG’s quarterly reviews and annual audit of the Company’s financial statements, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the Company’s quarterly and annual reports with the Securities and Exchange Commission.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 27, 2014.

Submitted by,

Peter D. Ley, Chair
Brian A. Ross
John N. Wanamaker

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PERFORMANCE GRAPH

The following line graph compares the cumulative total shareholder return TSR on our common stock from December 31, 2008 through December 31, 2013 with the cumulative total return of the S&P 500, and the cumulative total return of the Nasdaq Telecommunications Index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500, and Nasdaq Telecommunications indices on January 1, 2008, and assumes that dividends, if any, were reinvested.

Other Business Matters

We do not know of any other matters that will be presented at the Annual Meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters at their discretion.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Annual Meeting of Shareholders for 2015 is tentatively scheduled to be held on or about Tuesday, June 9, 2015. If you wish to submit a proposal for possible inclusion in our 2015 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary, Alaska Communications Systems Group, Inc., at the Company’s principal office at 600 Telephone Avenue, Anchorage, Alaska 99503, by registered, certified, or express mail no later than December 31, 2014. Shareholder proposals outside the process of Rule 14a-8 and shareholder nominees for director must be received by the Company on or after January 11, 2015 and on or before February 10, 2015. In the event that the date of the Annual Meeting for 2015 is advanced by more than 30 days from the anniversary date of the 2014 Annual Meeting, notice by the shareholder to be timely must be delivered to the Company not later than the close of business on the later of (i) the 120th day prior to such Annual Meeting or (ii) the 10th day following the day on which the Public Announcement (as defined in the Company’s By-laws) of the date of such Annual Meeting is first made. The requirements for such notice are set forth in our By-laws, which can be found on our website at www.alsk.com.

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Shareholders may communicate with the Company’s directors at any time via U.S. mail addressed to one or more directors, the Board, or any committee of the Board c/o the Corporate Secretary at 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, together with this proxy statement to shareholders of record as of April 11, 2014. Any shareholder who desires additional copies may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

Quorum

Holders of a majority of the outstanding shares of common stock entitled to vote generally in the election of directors must be present at the Annual Meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board or a majority in interest of the shareholders present and entitled to vote may adjourn the Annual Meeting.

Shares present, either by proxy or in person, that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes or abstentions are not considered votes cast on that proposal. Thus, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting except to change the absolute number, but not the percentage, required for approval of a matter.

About this Proxy Statement

Our Board has made this proxy statement available to you to solicit your vote at the Annual Meeting including any adjournment(s) or postponement(s) or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to shareholders under rules promulgated by the SEC and is designed to assist shareholders in voting their shares. On or about April 29, 2014, we will begin mailing a Notice of Internet Availability of Proxy Materials, or the proxy materials, to all shareholders of record at the close of business on April 11, 2014.

The SEC’s rules permit us to deliver a single Notice of Internet Availability or set of Meeting materials to one address shared by two or more of our shareholders. This procedure is known as “householding.” Although we do not “household” for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or notice of proxy materials in the future, please contact the bank, broker or other nominee through which you hold your shares.

Dissenting shareholders will not have the right to obtain appraisal of or payment for such shareholders’ common stock with respect to any matter to be acted upon at the 2014 Annual Meeting.

Heidi L. Thomerson, an employee of the Company designated by the Corporate Secretary, will act as Inspector of Elections, and Mediant Communications, LLC will act as tabulator of the votes for bank, broker and other shareholder of record proxies.

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Attending the Annual Meeting

If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold your shares in street names, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares.

Costs of Proxies

Alaska Communications Systems Group, Inc. is soliciting the proxies and will bear the cost of solicitation. In addition to mailing a Notice of Internet Availability of Proxy Materials or this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Advantage Proxy $5,000 plus reasonable out-of-pocket expenses for proxy solicitation services.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Shareholder List

During the ten days prior to the Annual Meeting a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company located at 600 Telephone Avenue, Anchorage, Alaska. A list of shareholders entitled to vote at the Annual Meeting will also be available at the Annual Meeting.

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DIRECTIONS TO THE ANNUAL MEETING

The 2014 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc. will be held on Tuesday, June 10, 2014, beginning at 8:30 a.m. Alaska time, at the Z.J. Loussac Library, Public Conference Room, 3600 Denali Street, Anchorage, Alaska. Doors to the Annual Meeting will open at 8:00 a.m.

Directions to the meeting at 3600 Denali Street:

1.	From the Airport (A), take International Airport Road East.

2.	Go approximately 3.2 miles and turn left onto C Street heading North.

3.	Continue North approximately .8 miles and continue onto A Street.

4.	Continue approximately .3 miles and turn right onto 36th Avenue heading East.

5.	Continue approximately .2 miles and turn right onto Denali Street heading South.

6.	Continue approximately 250 feet and turn right onto Sharrock Way. This leads you into the parking lot for the library.

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EVENT # CLIENT # PROXY TABULATOR FOR ALASKA COMMUNICATIONS P.O. Box 8016 Cary, NC 27512-9903 All proxies must be received by 5:00 P.M., Eastern Daylight Time Monday, June 09, 2014. All proxies for Alaska Communications plan participants must be received by 5:00 P.M., Eastern Daylight Time Thursday, June 05, 2014. OR MAIL Mark, sign and date your Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/alsk Cast your vote online. View Meeting Documents. Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. 866-390-5401 INTERNET TELEPHONE VOTED BY: Annual Meeting to be held on Tuesday, June 10, 2014 for Stockholders as of April 11, 2014 Please separate carefully at the perforation and return just th is portion in the envelope provided. Date: June 10, 2014 Time: 8:30 A.M. (Alaska Daylight Time) Place: Z. J. Loussac Library, Public Conference Room, 3600 Denali Street; Anchorage, Alaska 99503 See Voting Instructions on Reverse Side. ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. Please Sign Above Please Date Above Please Sign Above Please Date Above (Joint Owners) Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. For Against Abstain Please make your marks like this: Use dark black pencil or pen only Board of Directors recommends a vote FOR ALL of the listed nominees: 1: Election of Directors. The nominees are: 01) Edward (Ned) J. Hayes, Jr. 02) Anand Vadapalli 03) Peter D. Ley 04) John Niles Wanamaker 05) David W. Karp 06) Brian A. Ross 07) Margaret L. Brown 08) Carol G. Mills Board of Directors recommends a vote FOR the following proposals: For Against Abstain 2: To provide an advisory vote approving the company’s executive compensation. 3: To approve the Amended and Restated Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan. 4: To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2014. 629127_PC.indd 1 26/04/14 2:54 AM

Please separate carefully at the perforation and return just th is portion in the envelope provided. Revocable Proxy — Alaska Communications Systems Group, Inc. Annual Meeting of Stockholders on June 10, 2014 beginning at 8:30 A.M. (Alaska Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors. The signatory(ies) hereby appoints Leonard Steinberg, Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, Wayne Graham, Chief Financial Officer, and Laurie Butcher, Vice President, Finance and Controller, and each of them, proxies with power of substitution to vote on behalf of the signatory(ies) all shares that the signatory(ies) may be entitled to vote at the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. (the “Company”) on June 10, 2014, and any adjournments thereof, with all powers that the signatory(ies) would possess if personally present, with respect to the following: The shares represented by this proxy will be voted as specified on the reverse side. You are encouraged to specify your choice by marking the appropriate box(es) (SEE REVERSE SIDE) but you need not mark any box, if you wish to vote in accordance with the Board of Directors’ recommendations. However, the Named Proxies cannot vote your shares unless you sign and return this Proxy Card in accordance with the voting instructions. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby. 629127_PC.indd 2 26/04/14 2:54 AM